Exhibit 10.01

EXECUTION VERSION

SECOND AMENDMENT

dated as of April 3, 2012

to the

CREDIT AGREEMENT

dated as of April 19, 2007

among

USPI HOLDINGS, INC.,

as Holdings

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.,

as the Borrower

AND THE LENDERS, AGENTS AND OTHER PARTIES THERETO

J.P. MORGAN SECURITIES LLC,

BARCLAYS,

NOMURA SECURITIES INTERNATIONAL, INC.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

GOLDMAN SACHS LENDING PARTNERS LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

NOMURA SECURITIES INTERNATIONAL, INC.

and

SUNTRUST BANK,

as Co-Documentation Agents

SECOND AMENDMENT

This Second Amendment, dated as of April 3, 2012 (this “Amendment”), to the Credit Agreement, dated as of April 19, 2007, as amended by Amendment No. 1 dated as of August 19, 2009 (as further amended from time to time, the “Credit Agreement”), among USPI HOLDINGS, Inc. (“Holdings”), UNITED SURGICAL PARTNERS INTERNATIONAL, INC. (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), CITIBANK, N.A. (“Citi”), as administrative agent and collateral agent (the “Existing Agent”), LEHMAN BROTHERS INC., as syndication agent, BEAR STEARNS CORPORATE LENDING INC., SUNTRUST BANK and UBS SECURITIES LLC, as co-documentation agents, and the other parties thereto.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the Lenders and the Existing Agent are parties to the Credit Agreement;

WHEREAS, (a) the Borrower will cause the repayment of any Revolving Loans outstanding on the Second Amendment Effective Date and will terminate all Revolving Commitments in effect on the Second Amendment Effective Date (the “Existing Revolving Credit Facility”, and the commitments thereunder, the “Existing Revolving Credit Commitments”); (b) the Borrower will cause the repayment of a portion of the Non-Extended Term Loans; (c) the Borrower will repurchase and redeem the Senior Subordinated Notes (the transactions described in clauses (a), (b) and (c), the “Repayment”); (d) USPI Finance Corp., a Delaware corporation (the “Initial Issuer”), will either (i) issue the Senior Notes on the Second Amendment Effective Date or (ii) issue the Senior Notes prior to the Second Amendment Effective Date, in which event the proceeds thereof will be deposited into escrow pursuant to the Escrow Agreement dated on or about April 3, 2012, among the Initial Issuer, U.S. Bank National Association as trustee, and U.S. Bank National Association as escrow agent (the “Escrow Agreement”) (it being understood that, pursuant to a merger and a supplemental indenture, the obligations of the Initial Issuer in respect of the Senior Notes shall be assumed by the Borrower on the Second Amendment Effective Date); (e) the Borrower will distribute all of the outstanding Equity Interests of USPE Holdings, Ltd. to Holdings, Holdings will distribute all of such Equity Interests to its parent company and certain direct or indirect parents of Holdings will subsequently distribute of all of such Equity Interests ultimately to the shareholders of USPI Group Holdings, Inc (the “UK Spin-Out”) and (f) the Borrower will pay a one-time cash dividend made on or about of the Second Amendment Effective Date by the Borrower to Holdings, the proceeds of which will be used to make one-time cash Restricted Payments to its shareholders and will make payments to option holders of a Parent in an aggregate amount not to exceed $320,000,000 (the “2012 Dividend”);

WHEREAS, the Borrower has requested (i) that the Credit Agreement be amended to, among other things, provide for (a) a new tranche of term loans (the “New Tranche B Term Loans”) in an aggregate principal amount not to exceed $365,000,000 and (b) new revolving commitments (the “New Revolving Commitments”) in an aggregate amount not to exceed $125,000,000 to make Revolving Loans (the “New Revolving Loans”), and to acquire participations in Letters of Credit and Swingline Loans, which will replace all Existing Revolving Commitments and (ii) that the Term Lenders (as defined in the Credit Agreement before giving effect to this Amendment, the “Existing Term Lenders”) agree to extend the tenor of their respective Term Loans (as defined in the Credit Agreement before giving effect to this Amendment, the “Existing Term Loans”) and amend certain other terms in the Credit Agreement in the manner provided for herein;

WHEREAS, except as otherwise provided herein, the New Revolving Commitments will have the same terms as the Existing Revolving Commitments (with any outstanding Letters of Credit and Swingline Loans under the Existing Revolving Commitments to be deemed outstanding under the New Revolving Commitments upon the effectiveness thereof);

WHEREAS, the proceeds of the New Tranche B Term Loans and Revolving Loans borrowed on the Second Amendment Effective Date will be used by the Borrower solely (i) to pay the 2012 Transaction Costs (each as defined in the Credit Agreement as amended hereby), and (ii) on the Second Amendment Effective Date to pay all principal, interest, fees and other amounts outstanding under the Existing Revolving Credit Facility and the Senior Subordinated Notes. The proceeds of Revolving Loans borrowed on and after the Second Amendment Effective Date, Swingline Loans and Letters of Credit will be used by the Borrower for working capital and general corporate purposes (including Permitted Acquisitions);

WHEREAS, the Existing Agent desires to resign as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender under the Credit Agreement and the other Loan Documents;

WHEREAS, the Required Lenders desire to appoint JPMorgan Chase Bank, N.A. (“JPMorgan”) as successor Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender (in such capacities, the “Successor Agent”) under the Credit Agreement and the other Loan Documents, the Borrower desires to ratify such appointment, and the Successor Agent wishes to accept such appointment; and

WHEREAS, the Existing Agent, the Successor Agent, the Required Lenders and the Borrower are willing to agree to the requested amendments subject to the provisions of this Amendment;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

“Amendment Arrangers” means J.P. Morgan Securities LLC, Barclays, Nomura Securities International, Inc. and SunTrust Robinson Humphrey, Inc.

2. Amendments.

(a) The Credit Agreement (including the Schedules and Exhibits thereto) is hereby amended in accordance with Exhibit A hereto: (a) by deleting each term thereof which is lined out and (b) by inserting each term thereof which is double underlined, in each case in the place where such term appears therein.

(b) Schedules 1.01(c), 2.01, 6.01, 6.02, 6.04, 6.09 and 6.10 to the Credit Agreement are hereby amended and restated in their entirety in the respective forms attached as Exhibit B hereto.

(c) Exhibit A and Exhibit B are hereby amended and restated in their entirety and Exhibit H-1 and Exhibit H-2 are hereby inserted in their entirety, in each case in the respective forms attached as Exhibit C hereto.

(d) Section 3.01 of the Collateral Agreement is hereby amended by revising the proviso in clause (a) therein to read:

“provided that the Pledged Stock (i) shall not include more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary and shall not include Equity Interests of entities that are Specified Subsidiaries by reason of clauses (ii) or (iii) of the definition of Specified Subsidiary and (ii) shall not include Equity Interests the pledge of which would constitute a violation of law;”.

3. New Tranche B Term Loans. Each Person that executes and delivers a signature page to this Amendment (a “Lender Addendum”) and agrees in connection therewith to make a New Tranche B Term Loan (collectively, the “New Tranche B Term Lenders”) hereby (i) agrees to the terms of this Amendment, (ii) agrees to all provisions of the Credit Agreement, as amended hereby, and to be a party to the Credit Agreement as a Lender and (iii) commits to provide New Tranche B Term Loans to the Borrower on the Second Amendment Effective Date in such amount (not in excess of any such commitment) as is determined by the Successor Agent and notified to such New Tranche B Term Lender. The aggregate principal amount of the New Tranche B Term Loan facility on the Second Amendment Effective Date shall be $365,000,000.

4. New Revolving Commitments; Termination of Existing Revolving Commitments.

(a) Each Person that executes and delivers a Lender Addendum and agrees in connection therewith to make New Revolving Commitments (collectively, the “New Revolving Lenders”) hereby (i) agrees to the terms of this Amendment, (ii) agrees to all provisions of the Credit Agreement, as amended hereby, and to be a party to the Credit Agreement as a Lender and (iii) commits to provide New Revolving Commitments to the Borrower on the Second Amendment Effective Date in such amount (not in excess of any such commitment) as is determined by the Successor Agent and notified to such New Revolving Lender. The aggregate amount of the New Revolving Commitments on the Second Amendment Effective Date shall be $125,000,000.

(b) On and as of the Second Amendment Effective Date, (i) the Existing Revolving Commitments shall be terminated, (i) each New Revolving Lender shall be deemed to be a “Revolving Lender” as defined in the Credit Agreement, and (iii) each outstanding Letter of Credit and Swingline Loan under the Existing Revolving Commitments shall be deemed outstanding under the New Revolving Commitments.

5. Extension of Term Loan Maturity Date. Each Existing Term Lender that executes and delivers a Lender Addendum and agrees in connection therewith to extend the final maturity date applicable to all of its Existing Term Loans (in each case, an “Extending Term Lenders”) hereby extends the final maturity date applicable to all of its Existing Term Loans (as detailed on its signature page hereto) to the Extended Term Loan Maturity Date. The final maturity date applicable to each other Existing Term Lender (in each case, a “Non-Extending Term Lender”) shall be the Non-Extended Term Loan Maturity Date, and the Extending Term Lenders understand and agree that the Term Loans of each Non-Extending Term Lender shall become due and be payable, together with all interest and fees related thereto, on the Non-Extended Term Loan Maturity Date.

6. Agency Resignation, Waiver, Consent and Appointment.

(a) As of the Second Amendment Effective Date, (i) the Existing Agent hereby resigns as the Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender as provided under Article VIII of the Credit Agreement and shall have no further obligations under the Loan Documents in such capacities; (ii) the Required Lenders hereby appoint JPMorgan as successor Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender under the Credit Agreement and the other Loan Documents; (iii) the Borrower and Required Lenders hereby waive any notice requirement provided for under Article VIII of the Credit Agreement in respect of such resignation or appointment; (iv) the Borrower and Required Lenders hereby consent to the appointment of the Successor Agent; (v) JPMorgan hereby accepts its appointment as Successor Agent; (vi) the Successor Agent shall bear no responsibility for any actions taken or omitted to be taken by the Existing Agent while the Existing Agent served as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender under the Credit Agreement and the other Loan Documents; and (vii) each of the Existing Agent and Borrower authorizes the Successor Agent to file any Uniform Commercial Code assignments or amendments with respect to the Uniform Commercial Code Financing Statements, mortgages, and other filings in respect of the Collateral as the Successor Agent deems necessary or desirable and each party hereto agrees to execute any documentation and to take such other actions as may reasonably be necessary to evidence the resignation and appointment described herein; provided that the Existing Agent shall bear no responsibility for any actions taken or omitted to be taken by the Successor Agent under this clause (vii).

(b) The parties hereto hereby confirm that the Successor Agent succeeds to the rights and obligations of the Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender under the Credit Agreement and becomes vested with all of the rights, powers, privileges and duties of the Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender under each of the Loan Documents, and the Existing Agent is discharged from all of its duties and obligations as the Administrative Agent, Collateral Agent and Swingline Lender under the Credit Agreement and the other Loan Documents (other than those under Section 9.12), in each case, as of the Second Amendment Effective Date.

(c) The parties hereto hereby confirm that, as of the Second Amendment Effective Date, all of the provisions of the Credit Agreement, including, without limitation, Article VIII and Section 9.03 to the extent they pertain to the Existing Agent, continue in effect for the benefit of the Existing Agent, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them while the Existing Agent was acting as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender and inure to the benefit of the Existing Agent.

(d) The Existing Agent hereby assigns to the Successor Agent each of the Liens and security interests granted to the Existing Agent under the Loan Documents and the Successor Agent hereby assumes all such Liens, for its benefit and for the benefit of the Secured Parties.

(e) Existing Agent hereby agrees to deliver all collateral described on Schedule 2 to the Successor Agent and to perform all actions described on Schedule 4. On and after the Second Amendment Effective Date, all possessory collateral, if any, held by the Existing Agent for the benefit of the Lenders shall be deemed to be held by the Existing Agent as agent and bailee for the Successor Agent for the benefit of the Lenders until such time as such possessory collateral has been delivered to the Successor Agent. Notwithstanding anything herein to the contrary or the effectiveness of the terms hereof, each Loan Party agrees that all of such Liens granted by any Loan Party, shall in all respects be continuing and in effect and are hereby ratified and reaffirmed by each Loan Party. Without limiting the generality of the foregoing, any reference to the Existing Agent on any publicly filed document, to the extent such filing relates to the liens and security interests in the Collateral assigned hereby and until such filing is modified to reflect the interests of the Successor Agent, shall, with respect to such liens and security interests, constitute a reference to the Existing Agent as collateral representative of the Successor Agent (provided, that the parties hereto agree that the Existing Agent’s role as such collateral representative or as agent and bailee with respect to possessory collateral shall impose no duties, obligations, or liabilities on the Existing Agent, including, without limitation, any duty to take any type of direction regarding any action to be taken against such Collateral, whether such direction comes from the Successor Agent, the Required Lenders, or otherwise and the Existing Agent shall have the full benefit of the protective provisions of Article VIII and Section 9.03, while serving in such capacity). The Successor Agent agrees to take possession of any possessory collateral delivered to the Successor Agent following the Second Amendment Effective Date upon tender thereof by the Existing Agent.

7. Fees.

(a) The Borrower agrees to pay to the Successor Agent for the account of each New Tranche B Term Lender that has executed and delivered a Lender Addendum by 5:00 P.M., New York City time, on April 2, 2012, an upfront fee in an amount equal to 150 basis points of such Lender’s commitment to provide New Tranche B Term Loans.

(b) The Borrower agrees to pay to the Successor Agent for the account of each New Revolving Lender that has executed and delivered a Lender Addendum by 5:00 P.M., New York City time, on April 2, 2012, an upfront fee in an amount equal to 250 basis points of such Lender’s New Revolving Facility Commitment.

(c) The Borrower agrees to pay to the Successor Agent for the account of each Extending Term Lender that has executed and delivered a counterpart of this Amendment by 5:00 P.M., New York City time, on April 2, 2012, an extension fee in an amount equal to 40 basis points of such Lender’s Extended Term Loan.

(d) The Borrower agrees to pay to the Successor Agent for the account of each Existing Term Lender that has executed and delivered a counterpart of this Amendment by 5:00 P.M., New York City time, on April 2, 2012, an amendment fee in an amount equal to 10 basis points of such Lender’s Existing Term Loans.

8. Representations and Warranties.

(a) The Borrower and each Loan Party hereby represents and warrants on and as of the date hereof and on and as of the Second Amendment Effective Date that (i) it is legally authorized to enter into and has duly executed and delivered this Agreement, (ii) no Default or Event of Default has occurred and is continuing, including, specifically, Section 5.12 (Additional Subsidiaries) and Section 5.13 (Further Assurances), (iii) the representations and warranties set forth in Article III (Representations and Warranties) of the Credit Agreement and the representations and warranties in each other Loan Document, including, specifically, Section 3.22 (Security Documents) are true and correct in all material respects on and as of the Second Amendment Effective Date with the same effect as though made on and as of the Closing Date (as defined in the Credit Agreement), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; (iv) Schedule 2 contains a complete list of all possessory Collateral and security filings related to the Collateral delivered by or on behalf of any Loan Party to the Existing Agent; (v) the actions described in Schedule 3 hereto have been performed prior to the date hereof and (vi) all Liens and security interests created under the Loan Documents for the benefit of the Secured Parties under the Loan Documents are valid and enforceable Liens on and/or security interests in the Collateral, as security for the Obligations.

9. Effectiveness of Amendment. This Amendment shall become effective upon the date (the “Execution Date”) on which the Successor Agent shall have received counterparts to this Amendment duly executed by Holdings, the Borrower, the Existing Agent, the Successor Agent, the Required Lenders, each New Tranche B Term Lender, each New Revolving Lender and each Extending Term Lender; provided, that Sections 2, 3, 4, 5, 6 and 7 of this Amendment shall not become operative and shall have no effect whatsoever until satisfaction of the conditions precedent set forth in clauses (a) through (l) below (such date, the “Second Amendment Effective Date”); provided further, that if such conditions precedent are not satisfied on or prior to April 10, 2012, this Amendment shall terminate and no longer be in effect. Each Lender that submits an executed counterpart hereto on the Execution Date acknowledges and agrees that in the absence of a change to the terms and conditions of this Amendment made after the Execution Date such submission is irrevocable.

(a) the Lenders shall have consented to extend at least 50% of the Existing Term Loans;

(b) the Successor Agent shall have received the following:

(i) an upfront fee for the account of each New Tranche B Term Lender that is a party to this Amendment in accordance with Section 7(a) hereof;

(ii) an upfront fee for the account of each New Revolving Lender that is a party to this Amendment in accordance with Section 7(b) hereof;

(iii) an extension fee for the account of each Extending Term Lender that is a party to this Amendment in accordance with Section 7(c) hereof;

(iv) an amendment fee for the account of each Existing Term Lender that is a party to this Amendment in accordance with Section 7(d) hereof;

(v) all other fees required to be paid, and all expenses for which invoices have been presented at least one Business Day prior to the Second Amendment Effective Date (including the reasonable fees and expenses of legal counsel) required to be paid;

(vi) executed counterparts from each Loan Party of the Guarantee and Collateral Acknowledgement substantially in the form attached hereto as Exhibit D;

(vii) such documents and certificates as the Successor Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the 2012 Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the 2012 Transactions (including, without limitation, certified resolutions from the board of directors, members or other similar body of each Loan Party authorizing the execution, delivery and performance of the Amendment), all in form and substance reasonably satisfactory to the Successor Agent;

(viii) the legal opinion, dated the Second Amendment Effective Date, of (i) Ropes & Gray LLP, counsel to the Loan Parties, (ii) the General Counsel of the Borrower and (iii) each special and local counsel as may be reasonably requested by the Successor Agent. Each such legal opinion shall cover such customary matters incidental to the Amendment as the Successor Agent may request and shall be addressed to the Successor Agent and the Lenders;

(ix) a certificate, dated the Second Amendment Effective Date and signed by the president or a vice president of the Borrower or a Financial Officer, in form and substance reasonably satisfactory to the Successor Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Loan Parties on a consolidated basis after giving effect to the 2012 Transactions.

(c) At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

(d) Each of the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date).

(e) The Borrower shall have delivered its most recent projections through the 2020 fiscal year.

(f) The 2012 Transactions shall have been consummated or shall be consummated simultaneously with the Second Amendment Effective Date in accordance with applicable law and all related documentation (in each case without giving effect to any amendments, modifications or waivers to or of such documents that are materially adverse to the Lenders not approved by the Amendment Arrangers).

(g) The Existing Agent shall have received from the Borrower in immediately available funds payment of all costs, expenses, accrued and unpaid fees and other amounts payable to it as the Existing Agent and as a Lender pursuant to the Loan Documents (including fees and expenses of counsel) in each case to the extent set forth on Schedule 1 hereto, in each case to the account specified on Schedule 1 hereto.

(h) The Successor Agent and the Borrower shall have executed and delivered a fee letter in relation to the annual agency fee paid to the Administrative Agent by the Borrower.

(i) The Successor Agent shall have confirmed in writing that it has received the items set forth on Schedule 2 hereto;

(j) The Successor Agent shall have confirmed in writing that the Existing Agent has completed each of the tasks listed on Schedule 4 hereto;

(k) The Successor Agent shall have confirmed in writing that it has received the items set forth on Schedule 5 hereto; and

(l) On or prior to April 10, the Escrow Release Date (as defined in the Escrow Agreement) and the Escrow Merger (as defined in the Escrow Agreement) shall have occurred; provided, however, that this section shall apply only if the Senior Notes are issued prior to the Second Amendment Effective Date.

10. Further Assurances.

(a) Without limiting their obligations in any way under any of the Loan Documents, the Borrower and each Loan Party reaffirms and acknowledges its obligations to the Successor Agent with respect to the Credit Agreement and the other Loan Documents and that the delivery of any agreements, instruments or any other document and any other actions taken or to be taken shall be to the satisfaction of Successor Agent, in each case as in accordance with the Loan Documents, notwithstanding whether any of the foregoing was or were previously satisfactory to the Existing Agent.

(b) Each of the Borrower, each Loan Party and the Existing Agent agrees that, following the Second Amendment Effective Date, it shall furnish, at the Borrower’s expense, additional releases, amendment or termination statements and such other documents, instruments and agreements as are customary and may be reasonably requested by the Successor Agent from time to time in order to effect the matters covered hereby.

(c) The Borrower shall reimburse the Existing Agent for all reasonable out-of-pocket costs and expenses incurred by the Existing Agent in connection with any actions taken pursuant to this Agreement.

11. Conditional Prepayment. Notwithstanding anything to the contrary in the Credit Agreement, the Required Lenders hereby waive any notice period or irrevocability for any notice of prepayment delivered on or prior to the Second Amendment Effective Date.

12. Effect of Agreement. The parties hereto acknowledge that from and after the Effective Date Citi shall have no obligation to provide any further financial accommodations to or for the benefit of the Borrower or its Affiliates pursuant to the Loan Documents.

13. Return of Payments.

(a) In the event that, after the Second Amendment Effective Date, the Existing Agent receives any principal, interest or other amount owing to any Lender or the Successor Agent under the Credit Agreement or any other Loan Document, the Existing Agent agrees that such payment shall be held in trust for the Successor Agent, and the Existing Agent shall return such payment to the Successor Agent for payment to the Person entitled thereto.

(b) In the event that, after the Second Amendment Effective Date, the Successor Agent receives any principal, interest or other amount owing to Existing Agent under the Credit Agreement or any other Loan Document, the Successor Agent agrees that such payment shall be held in trust for the Existing Agent, and the Successor Agent shall return such payment to the Existing Agent.

14. Continuing Effect; No Other Amendments or Consents. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period.

15. Expenses. The Borrower agrees to pay and reimburse the Successor Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Successor Agent.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

17. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g. “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

18. Interpretation. This Agreement is a Loan Document for the purposes of the Credit Agreement.

19. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By:	/s/ Brett P. Brodnax
Name: Brett P. Brodnax
Title: President

USPI HOLDINGS, INC.

By:	/s/ Brett P. Brodnax
Name: Brett P. Brodnax
Title: President

[Signature Page to Second Amendment]

CITIBANK, N.A., as Existing Agent

By:	/s/ Blake Gronich
Name: Blake Gronich
Title: Vice President

[Signature Page to Second Amendment]

JPMORGAN CHASE BANK, N.A., as Successor Agent

By:	/s/ Dawn L. Lee Lum
Name: Dawn L. Lee Lum
Title: Executive Director

[Signature Page to Second Amendment]

JPMORGAN CHASE BANK, N.A.,
as a New Tranche B Term Lender

By:	/s/ Dawn L. Lee Lum
Name: Dawn L. Lee Lum
Title: Executive Director

[Signature Page to Second Amendment]

JPMORGAN CHASE BANK, N.A.,	,
as a New Revolving Lender

By:	/s/ Dawn L. Lee Lum
Name: Dawn L. Lee Lum
Title: Executive Director

[Signature Page to Second Amendment]

BARCLAYS BANK PLC, as a New Revolving Lender

By:	/s/ David Barton
Name: David Barton Title: Director

[Signature Page to Second Amendment]

SUNTRUST BANK, as a New Revolving Lender

By:	/s/ J. Ben Cumming
Name: J. Ben Cumming Title: Director

[Signature Page to Second Amendment]

GOLDMAN SACHS BANK USA,
as a New Revolving Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signature Page to Second Amendment]

Morgan Stanley Senior Funding, Inc.,
as a New Revolving Lender

By:	/s/ Olalekan J. Lawal
Name: Olalekan J. Lawal
Title: Authorized Signatory

[Signature Page to Second Amendment]

EXHIBIT A

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 19, 20071

among

USPI HOLDINGS, INC.,

as Holdings

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.,

as the Borrower

The Lenders Party Hereto from Time to Time

CITIBANK N.A.,

as Administrative Agent and Collateral Agent

LEHMAN BROTHERS INC.,

as Syndication Agent

and

BEAR STEARNS CORPORATE LENDING INC.,

SUNTRUST BANK

and

UBS SECURITIES LLC,

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.

and

LEHMAN BROTHERS INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

BEAR, STEARNS & CO. INC.

and

UBS SECURITIES LLC,

as Joint Bookrunners

[1]	Reflects changes made pursuant to the First Amendment, dated as of August 19, 2009, and the Second Amendment, dated as of April 3, 2012.

-i-

-ii-

-iii-

-iv-

SCHEDULES:
Schedule 1.01(a)	— Existing Letters of Credit
Schedule 1.01(c)	— Specified Subsidiaries
Schedule 2.01	— Commitments
Schedule 3.05	— Real Property
Schedule 3.03	— No Conflicts
Schedule 3.06	— Litigation
Schedule 3.12	— Subsidiaries
Schedule 3.13	— Insurance
Schedule 4.01	— Local Counsel Jurisdictions
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.09	— Existing Transactions with Affiliates
Schedule 6.10	— Existing Restrictions

EXHIBITS:
Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Opinion of Ropes & Gray LLP
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Borrowing Request
Exhibit F	— Form of Interest Election Request
Exhibit G-1	— Form of Term Loan Note
Exhibit G-2	— Form of Revolving Credit Note
Exhibit H-1	— Affiliate Assignment and Assumption
Exhibit H-2	— Affiliate Assignment Notice

-iv-

CREDIT AGREEMENT dated as of April 19, 2007, among UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), USPI HOLDINGS, INC., a Delaware corporation (“Holdings”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CITIGROUP GLOBAL MARKETS INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners, BEAR, STEARNS & CO. INC. and UBS SECURITIES, LLC, as joint bookrunners, LEHMAN BROTHERS INC., as Syndication Agent, and BEAR STEARNS CORPORATE LENDING INC., SUNTRUST BANK and UBS SECURITIES LLC, as Co-Documentation Agents.

Pursuant to the Agreement and Plan of Merger dated as of January 7, 2007 (the “Merger Agreement”), by and among the Borrower, Holdings and UNCN Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), Acquisition Corp. merged with and into the Borrower (the “Merger”), with the Borrower surviving the Merger.

Immediately prior to or substantially concurrently with the consummation of the Merger, (a) the Permitted Investors contributed cash to Holdings (the “Equity Contributions”) in an aggregate amount that together with the value of the equity of Holdings held by members of management (the “Rollover Equity”) will be equal to at least 35% of the consolidated capitalization of Holdings and its subsidiaries after giving effect to the Transactions, and Holdings contributed to the Borrower the portion of such cash contributions not used to pay Transaction Costs; (b) the Borrower caused the repayment of, and terminate all commitments under and all liens in connection with, the Existing Credit Facilities (the “Repayment”); (c) the Borrower issued the Senior Subordinated Notes (as defined below); and (d) Subsidiaries of the Borrower entered into and borrowed under the UK Facility.

The Borrower requested that the Lenders extend credit in the form of (a) Tranche B Term Loans (as defined in this Agreement as in effect prior to the Second Amendment Effective Date, the “Existing Tranche B Term Loans”) on the Effective Date in an aggregate principal amount not to exceed $430,000,000 and (b) Revolving Loans, Swingline Loans and Letters of Credit (in each case as defined in this Agreement as in effect prior to the Second Amendment Effective Date) at any time and from time to time during the Revolving Availability Period (as defined in this Agreement as in effect prior to the Second Amendment Effective Date), in an aggregate principal amount at any time outstanding not to exceed $100,000,000.

The proceeds of the Existing Tranche B Term Loans and any Revolving Loans borrowed on the Effective Date were used by the Borrower on the Effective Date, solely (i) first, to pay the Transaction Costs, (ii) second, to pay all principal, interest, fees and other amounts outstanding under the Existing Credit Facilities and (iii) third, together with the Equity Contributions, to pay the merger consideration (the “Merger Consideration”) required by the Merger Agreement. The proceeds of Revolving Loans borrowed after the Effective Date, Swingline Loans and Letters of Credit will be used by the Borrower for working capital and general corporate purposes (including Permitted Acquisitions).

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Corp.” has the meaning set forth in the preamble to this Agreement.

“Acquisition Documents” means the Merger Agreement, the other agreements to be entered into in connection with the Merger, all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of any of the foregoing or entered into in connection therewith.

“Additional Incremental Revolving Commitments” has the meaning set forth in Section 2.20.

“Additional Incremental Term Loans” has the meaning set forth in Section 2.20.

“Additional Lender” has the meaning set forth in Section 2.20.

“Additional Unsecured Debt” means unsecured Indebtedness of the Borrower or a Subsidiary Loan Party (that may be guaranteed by any Loan Party) that (a) does not have a stated maturity date prior to the date that is 90 days after the Latest Term Loan Maturity Date, (b) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or amortization prior to the date that is 90 days after the Latest Term Loan Maturity Date, (c) contains non-pricing terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions) no less favorable to the Lenders than the terms of the Senior Notes and (d) bears a market rate of interest as determined by the Borrower’s Board of Directors.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is a Sponsor; provided that in no event shall a Sponsor be considered an Affiliated Lender if it is a Debt Fund Affiliate.

“Agent Indemnitee” has the meaning set forth in Section 8.07.

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Credit Agreement, as the same may be renewed, extended, modified, supplemented or amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.

“Amending Non-Extending Lender”: any Lender who agreed to the amendments set forth in the Second Amendment, but declined to extend any portion of its Term Loan beyond its scheduled maturity date.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.20.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur thereafter. Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Applicable Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Applicable Rate” means, for any day with respect to (a) any ABR Loan or Eurodollar Loan that is a Revolving Loan or (b) the commitment fees payable hereunder in respect of the Revolving Commitments, as applicable, the applicable rate per annum set forth below under the caption “Revolving Loan ABR Spread”, “Revolving Loan Eurodollar Spread” or “Revolving Commitment Fee Rate”, as applicable, in each case, based upon the Leverage Ratio as of the most recent determination date, provided that prior to the date of delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first full fiscal quarter ending at least three months after the Effective Date, the “Applicable Rate” for purposes of clauses (a) and (b) above shall be the applicable rate per annum set forth below in Category 1:

Leverage Ratio	Revolving Loan ABR Spread	Revolving Loan Eurodollar Spread	Revolving Commitment Fee Rate

Category 1 > 5.00x	3.50%	4.50%	0.500%

Category 2 > 4.50x and < 5.00x	3.25%	4.25%	0.500%

Category 3 > 4.00x and < 4.50x	3.00%	4.00%	0.500%

Category 4 > 3.50x and < 4.00x	2.75%	3.75%	0.375%

Category 5 < 3.50x	2.50%	3.50%	0.375%

The Applicable Rate (a) for Non-Extended Term Loans shall at all times be 2.00% per annum for Eurodollar Loans and 1.00% per annum for ABR Loans, (b) for Extended Term Loans shall at all times be 4.50% per annum for Eurodollar Loans and 3.50% per annum for ABR Loans and (c) for New Tranche B Term Loans shall at all times be 4.75% per annum for Eurodollar Loans and 3.75% per annum for ABR Loans.

For purposes of the foregoing, (a) the Leverage Ratio shall be determined on a Pro Forma Basis as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b), and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio, for purposes of determining the Applicable Rate, shall be deemed to be in Category 1 (i) at any time that an Event of Default pursuant to Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Revolving Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. The Administrative Agent shall notify the Borrower upon any change in the Applicable Rate in accordance with the proviso in the immediately preceding sentence.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written contractual obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material.

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Arrangers” means Citigroup Global Markets Inc. and Lehman Brothers Inc.

“Assignees” has the meaning set forth in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, the sum, without duplication, of:

(a) 50% of Cumulative Consolidated Net Income (or, in the case Cumulative Consolidated Net Income at the time of determination is a deficit, minus 100% of such deficit, provided that the amount in this clause (a) shall only be available if immediately prior to and after giving effect on a Pro Forma Basis to any Investment, Restricted Payment or prepayment, redemption or repurchase actually made pursuant to Section 6.04(xv), 6.08(a)(ix) or 6.08(b)(iv), the Borrower could incur $1.00 of Indebtedness under Section 6.01(a)(xi), plus

(b) the amount of Net Proceeds actually received by the Borrower from the issuance of any Equity Interests other than Disqualified Equity Interests (or capital contribution in respect thereof or otherwise) after the Effective Date that was not otherwise applied pursuant to Section 6.08(b)(iii) or Section 7.02 or to repay Revolving Exposure to comply with Section 6.12, plus

(c) the amount of Net Proceeds actually received by the Borrower from the issuance after the Effective Date of Qualified Holdings Debt that was not otherwise applied pursuant to Section 6.08(b)(iii) or to repay Revolving Exposure to comply with Section 6.12, plus

(d) an amount equal to any returns (including dividends, interest, distributions, returns of principal and profits on sale) actually received by the Borrower or any of the Restricted Subsidiaries in cash in respect of any Investments made after the Effective Date pursuant to Section 6.04(xv), minus

(e) the sum of (i) the aggregate amount of Investments made after the Effective Date pursuant to Section 6.04(xv), (ii) the aggregate amount of Restricted Payments made after the Effective Date pursuant to Section 6.08(a)(ix) and (iii) the aggregate amount of payments made after the Effective Date pursuant to Section 6.08(b)(iv).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, provided that a written Borrowing Request shall be substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means any date for which the calculation of the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Leverage Ratio or Facility-Level EBITDA is required.

“Capital Expenditures” means, for any period (and without duplication), (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and any of the Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, or are required to be, classified and accounted for as capital leases on the balance sheet of such Person under GAAP; provided, that the adoption or issuance of any accounting standards after the Effective Date will not cause any lease obligation that was not or would not have been a Capital Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation, and provided further, that the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Control” means:

(a) prior to an IPO, the Borrower ceasing to be a direct or indirect wholly owned subsidiary of Holdings,

(b) prior to an IPO, the failure by the Permitted Investors to own, directly or indirectly, beneficially or of record, Equity Interests in Holdings representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings,

(c) after an IPO, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests in Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the ownership, directly or indirectly, beneficially or of record, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings than such Person or group,

(d) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were not (i) nominated by the Board of Directors of Holdings, (ii) appointed by directors so nominated or (iii) nominated by the Permitted Investors or

(e) the occurrence of a “Change of Control”, as defined in any Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Non-Extended Term Loans, Extended Term Loans, New Tranche B Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a New Tranche B Commitment.

“CLO” has the meaning set forth in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document (which shall include the Mortgaged Properties) and all other property of whatever kind subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent for the Lenders under this Agreement and any Security Document.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests (other than Equity Interests of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 6.01(a)(vii)) of (i) the Borrower and (ii) each wholly owned Restricted Subsidiary owned directly by any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties (i) shall not be required to pledge more than 65% of the outstanding voting Equity Interests of (A) any first-tier Foreign Subsidiary and (B) any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and substantially all of the assets of which are the Equity Interests of one or more Foreign Subsidiaries and any other assets incidental thereto, (ii) shall not be required to pledge or otherwise grant security interests in any assets of (A) a Foreign Subsidiary or (B) any Domestic Subsidiary described in clause (i)(B) above and (iii) shall not be required to pledge Equity Interests the pledge of which would constitute a violation of law) and the Collateral Agent shall have received certificates or other instruments (if any) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of a Loan Party that is owing to any other Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes and other promissory notes required to be delivered pursuant to the Collateral Agreement, together with undated instruments of transfer with respect thereto;

(d) all documents and instruments, including Uniform Commercial Code financing statements and control agreements, required by law or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by the Collateral Agreement, shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, in an amount not to exceed 105% of the Fair Market Value of such

Mortgaged Property, insuring the Lien of each such Mortgage as a valid first-priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary endorsements, coinsurance and reinsurance in such amount as the Collateral Agent or the Required Lenders may reasonably request, and such surveys, appraisals, legal opinions (excluding zoning and land use opinions if the title insurance policy includes a zoning endorsement), completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefits to the Lenders therefrom. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents.

“Commitment” means a Revolving Commitment, a New Tranche B Commitment, an Incremental Commitment (if any) or any combination thereof (as the context requires).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of: (i) consolidated interest expense (and solely for purposes of calculating the Fixed Charge Coverage Ratio, other Fixed Charges) of the Borrower and its Restricted Subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such hedging obligations or other derivative instruments, (ii) consolidated tax expense of the Borrower and its Restricted Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period, (iii) all amounts attributable to depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such period, (iv) any Non-Cash Charges for such period, (v) Transaction Costs or 2012 Transaction Costs made or incurred by the Borrower and its Restricted Subsidiaries in connection with the Transactions or the 2012 Transactions, respectively, that are paid, accrued or reserved for within 365 days of the consummation of the

Transactions or the 2012 Transactions, respectively, (vi) any non-recurring fees, cash charges and other cash expenses (A) made or incurred by the Borrower and its Restricted Subsidiaries in connection with any Permitted Acquisition, including severance, relocation and facilities closing costs, that are paid, accrued or reserved for within 365 days of such transaction or (B) incurred in connection with the issuance of Equity Interests or Indebtedness or the extinguishment of Indebtedness, (vii) cash expenses incurred during such period in connection with a Permitted Acquisition to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction, (viii) fees paid to any Sponsor under Section 6.09(i), (ix) cash expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash by insurance during such period, plus

(b) the amount of net cost savings and synergies (other than any of the foregoing to the extent constituting Pro Forma Cost Savings) projected by the Borrower in good faith to result from actions actually taken during such period (calculated as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (i) such cost savings and synergies are reasonably identifiable and factually supportable and (ii) such amount of net cost savings and synergies shall not exceed 5% of Consolidated EBITDA during such period , minus

(c) without duplication and to the extent included in determining such Consolidated Net Income, (i) any cash payments made during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period and (ii) any non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP, and

(d) (without duplication) plus unrealized losses and minus unrealized gains in each case in respect of Swap Agreements, as determined in accordance with GAAP.

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be excluded; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(2) solely for purposes of determining the “Available Amount”, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Qualified Restricted Subsidiary in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) the amortization of any premiums, fees or expenses incurred in connection with the Transactions or the 2012 Transactions or any amounts required or permitted by ASC 805 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions or the 2012 Transactions) and ASC 350 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions or the 2012 Transactions, will be excluded;

(5) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sales of assets out of the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(6) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;

(7) income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

(8) any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of ASC 350 or ASC 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC 805, will be excluded;

(9) all non-cash charges relating to employee benefit or other management or stock compensation plans of the Borrower or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further, that if the Borrower or any Restricted Subsidiary of the Borrower makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower for such period; and

(10) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party”: the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Cumulative Consolidated Net Income” means, as of any date of determination, Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) commencing on April 1, 2007 and ending on the last day of the most recent fiscal quarter for which financial statements required to be delivered pursuant to Section 5.01(a) or (b) have been received by the Administrative Agent; provided that the amount of Consolidated Net Income from the final fiscal quarter of any fiscal year shall only be included in such calculation to the extent that Section 2.11(d) has been complied with for such fiscal year.

“Cure Amount” has the meaning set forth in Section 7.02(a).

“Cure Expiration Date” has the meaning set forth in Section 7.02(a).

“Cure Right” has the meaning set forth in Section 7.02(a).

“Debt Fund Affiliate” means any Sponsor (other than Holdings, any Subsidiary of Holdings or a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of such Sponsor has the right to make any investment decisions with respect to any other Sponsor which has a direct or indirect which has a direct or indirect equity investment in Holdings.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of

Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designation Date” has the meaning set forth in Section 5.15(a).

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, other than in each case solely in exchange for Qualified Equity Interests, on or prior to the date that is 90 days after the Latest Term Loan Maturity Date. Notwithstanding the preceding sentence, (x) any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interest have the right to require the Borrower or the Subsidiary that issued such Equity Interest to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interest provide that the Borrower may not repurchase such Equity Interest unless the Borrower would be permitted to do so in compliance with Section 6.08, (y) any Equity Interest that would constitute Disqualified Equity Interests solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 6.08 will not constitute Disqualified Equity Interests and (z) any Equity Interest issued to any plan for the benefit of employees will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or the Subsidiary that issued such Equity Interest in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Documentation Agents” means Bear Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means April 19, 2007.

“Eligible Assignee” has the meaning set forth in Section 9.04(a).

“Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contributions” has the meaning set forth in the preamble to this Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, with respect to the termination of any Plan, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan, (j) the making of any amendment to any Plan which could directly result in the imposition of a lien or the posting of a bond or other security; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining such Consolidated Net Income for such fiscal year; plus

(c) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of reclassification of items from short-term to long-term); minus

(d) the sum of (i) any non-cash gains or non-cash items of income included in determining Consolidated Net Income for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of reclassification of items from long-term to short-term); minus

(e) the amount of cash Capital Expenditures of the Borrower and its Restricted Subsidiaries in such fiscal year financed with Internally Generated Funds; minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its Restricted Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans, Swingline Loans and Letters of Credit (unless there is a corresponding reduction in the aggregate Revolving Commitments), (ii) Term Loans prepaid pursuant to Section 2.11(a), (c) or (d), and (iii) repayments or prepayments of Long-Term Indebtedness financed other than with Internally Generated Funds; minus

(g) (i) the amount of Restricted Payments made by a Loan Party in such fiscal year pursuant to Sections 6.08(a)(iii) or (vii) financed with Internally Generated Funds and (ii) commencing with the fiscal year ending on December 31, 2013, the amount of Restricted Payments made by a Loan Party in such fiscal year pursuant to Sections 6.08(a)(iv) or (x) financed with Internally Generated Funds; minus

(h) cash Taxes paid in such fiscal year that did not reduce Consolidated Net Income for such fiscal year; minus

(i) cash payments financed with Internally Generated Funds made during such period in respect of long-term liabilities other than Indebtedness; minus

(j) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 6.04 financed with Internally Generated Funds (other than any Investment in Holdings, the Borrower or any Restricted Subsidiary); minus

(k) the amount of Restricted Payments paid during such period pursuant to Section 6.08(a)(viii), Section 6.08(a)(ix) or Section 6.08(b)(iv) financed with Internally Generated Funds; minus

(l) Transaction Costs or 2012 Transaction Costs made or incurred by the Borrower and its Restricted Subsidiaries in connection with the Transactions or 2012 Transactions, respectively, that are paid, accrued or reserved for within 365 days of the consummation of the Transactions or the 2012 Transactions, respectively; minus

(m) any non-recurring fees, cash charges and other cash expenses financed with Internally Generated Funds (A) made or incurred by the Borrower and its Restricted Subsidiaries in connection with any Permitted Acquisition, including severance, relocation and facilities closing costs, that are paid, accrued or reserved for within 365 days of such transaction or (B) incurred in connection with the issuance of Equity Interests or Indebtedness or the extinguishment of Indebtedness; minus

(n) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus

(o) cash payments made during such fiscal year in respect of non-cash charges that increased Excess Cash Flow in any prior fiscal year.

“Excess Net Proceeds” has the meaning set forth in Section 2.11(c).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or otherwise acquires an interest in a loan (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment or acquisition), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), (d) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(e), (e) any taxes imposed on any amount payable to or for the account of any Agent, Lender, Issuing Bank or other recipient as a result of a failure of such party to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA and (f) any penalty or interest that is attributable to the foregoing taxes.

“Executive Order” has the meaning set forth in Section 3.20.

“Expiring Credit Commitment” has the meaning set forth in Section 2.04(d).

“Existing Credit Facilities” means the Existing Revolving Facility and the Existing Term Facility.

“Existing Issuing Bank” means SunTrust Bank.

“Existing Letters of Credit” means those letters of credit outstanding on the Effective Date and listed on Schedule 1.01(a).

“Existing Revolving Facility” means that certain Credit Agreement dated as of February 21, 2006, as amended, among USP Domestic Holdings Inc., as Borrower, the lenders and other parties from time to time party thereto, and SunTrust Bank, as Administrative Agent.

“Existing Term Facility” means that certain Credit Agreement dated as of August 7, 2006, as amended, among USP Domestic Holdings Inc., as Borrower, the lenders and other parties from time to time party thereto, Bear Stearns Corporate Lending Inc., as Administrative Agent, and SunTrust Bank, as Collateral Agent and Documentation Agent.

“Existing Term Loan” means a Term Loan as defined in this Agreement as in effect prior to the Second Amendment Effective Date.

“Existing Tranche B Term Loan” has the meaning set forth in the preamble to this Agreement.

“Extended Term Loan” means, with respect to any Extending Term Loan Lender at any time, the portion of such Lender’s outstanding Existing Term Loan extended pursuant to the Second Amendment (including any increase thereof in connection with the Second Amendment).

“Extended Term Loan Maturity Date” means April 19, 2017.

“Extending Term Loan Lender” means any Term Loan Lender who has agreed to extend all or a portion of its outstanding Existing Term Loan until the Extended Term Loan Maturity Date. A Lender shall only be an Extending Term Loan Lender (x) for the period from the Second Amendment Effective Date and (y) only with respect to the Extended Term Loans made by it thereunder.

“Facility-Level EBITDA” means, for any period, the sum of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, plus (b) minority interest in income of consolidated Subsidiaries, plus (c) corporate level general and administrative expenses, minus (d) equity in unconsolidated Affiliates, in each case for such period on a consolidated basis determined in accordance with GAAP.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, in each case in his or her capacity as such.

“Financial Performance Covenant” means the covenant of the Borrower set forth in Section 6.12.

“Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower for which internal financial statements are available ended prior to any applicable date to (b) the Fixed Charges of the Borrower and its Restricted Subsidiaries for such period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the total interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to hedging obligations in respect of interest rates, and excluding amortization of deferred financing costs; plus

(2) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such Guarantee or Lien is called upon; plus

(3) the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to any Loan Party or a Qualified Restricted Subsidiary of the Borrower), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower and its Restricted Subsidiaries expressed as a decimal.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Government Programs” means (i) the Medicare and Medicaid Programs, (ii) the United States Department of Defense Civilian Health Program for Uniformed Services and (iii) other similar foreign or domestic Federal, state or local reimbursement or governmental health care programs.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” of or by any Person (the “guaranteeing person”) means any obligation, contingent or otherwise, of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means the collective reference to Holdings and the Subsidiary Loan Parties.

“Hazardous Materials” means all explosive, radioactive, infectious, chemical, biological, medical or toxic materials, and all other chemicals, materials, substances, wastes, pollutants or contaminants in any form, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the fiscal quarter of the Borrower most recently ended were less than or equal to 1% of the Total Assets at such date or (b) whose net revenues for the most recently ended period of four consecutive fiscal quarters of the Borrower were less than or equal to 1% of the consolidated net revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Incremental Commitments” has the meaning set forth in Section 2.20.

“Incremental Facility Amendment” has the meaning set forth in Section 2.20.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.20.

“Incremental Lenders” has the meaning set forth in Section 2.20.

“Incremental Loan” has the meaning set forth in Section 2.20.

“Incremental Revolving Commitments” has the meaning set forth in Section 2.20.

“Incremental Revolving Lender” has the meaning set forth in Section 2.20.

“Incremental Revolving Loan” has the meaning set forth in Section 2.20.

“Incremental Term Commitments” has the meaning set forth in Section 2.20.

“Incremental Term Lender” has the meaning set forth in Section 2.20.

“Incremental Term Loan” has the meaning set forth in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (g) all Guarantees by such Person of the Indebtedness of any other Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not (i) include post-closing payment adjustments, earn-outs or non-compete payments to which the seller in any Permitted Acquisition is or may become entitled, (ii) amounts that any member of management, the employees or consultants of Holdings, the Borrower or any of the Subsidiaries may become entitled to under any cash incentive plan in existence from time to time or (iii) current liabilities due to affiliates in connection with cash management arrangements in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated March 2007, relating to Holdings, the Borrower, its subsidiaries and the Transactions.

“Insurance Subsidiary” means a Subsidiary of the Borrower established for the sole purpose of providing insurance benefits to the Borrower and its Subsidiaries.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or a Term Borrowing in accordance with Section 2.07, provided that a written Interest Election Request shall be substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Funds” means any amount expended by the Borrower and its Restricted Subsidiaries and not representing (i) the proceeds of Capital Lease Obligations or Long-Term Indebtedness (other than Indebtedness under a revolving line of credit, including the Revolving Loans), (ii) the proceeds of the issuance of Equity Interests (or capital contributions in respect thereof) or (iii) Net Proceeds from a Prepayment Event or other credit received from a disposition, sale or other transfer or exchange of assets outside the ordinary course of business.

“Investment” means with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings, the Borrower or a Restricted Subsidiary in respect of such Investment

“IPO” means a bona fide underwritten initial public offering of Equity Interests of Holdings, the Borrower or a Parent after the Effective Date.

“IP Rights” has the meaning set forth in Section 3.21.

“Issuing Bank” means JPMorgan Chase Bank, N.A. or such other Lender designated as an “Issuing Bank” pursuant to Section 2.05(k) and, with respect to each Existing Letter of Credit, the Existing Issuing Bank. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Obligations”: at any time, an amount equal to the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Lenders” means the banks and other financial institutions or entities from time to time parties to this Agreement (including any Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment) other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement or any Existing Letter of Credit.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits for a comparable amount and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, (a) in no event shall the LIBO Rate with respect to the Extended Term Loans be less than 0.75% and (b) in no event shall the LIBO Rate with respect to the New Tranche B Term Loans be less than 1.25%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease in and of itself be deemed a Lien or (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements (other than any such agreement in respect of any Subsidiary)) with respect to such securities.

“Limitation” means a revocation, suspension, termination, impairment, probation, limitation, nonrenewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in any Third Party Payor Arrangement, and the loss of any other rights.

“Loan Documents” means this Agreement, the Second Amendment, the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), any Incremental Facility Amendment, the Collateral Agreement and the other Security Documents.

“Loan Parties” means Holdings (other than for purposes of Article VI and terms used therein), the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement or an Incremental Facility Amendment.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, properties, contingent liabilities or condition (financial or otherwise) of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any obligation under any Loan Document or (c) the rights of or benefits available to the Lenders and Agents under any Loan Document or the ability of the Agents and the Lenders to enforce the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount, individually or in the aggregate, exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Incremental Debt Amount” means $200,000,000.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Medicare and Medicaid Programs” means the programs established under Title XVIII and XIX of the Social Security Act and any successor programs performing similar functions.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Agreement” has the meaning set forth in the preamble to this Agreement.

“Merger Consideration” has the meaning set forth in the preamble to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means each parcel of or other interests in real property owned by a Loan Party and improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.01, 5.12 or 5.13. In no event shall Mortgaged Property include, or shall any Loan Party be obligated to grant a Mortgage with respect to, any leasehold.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, and after reduction for any net income attributable to non-controlling interests.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (X) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and, in the case of any such sale, transfer or other disposition of an asset of a Subsidiary that is not a Guarantor, the amount of any repayments of Indebtedness of such Subsidiary other than intercompany Indebtedness made with the proceeds of such sale, transfer or other disposition and (Y) in the event that a Restricted Subsidiary makes a pro rata payment of dividends to all of its stockholders from any cash proceeds, the amount of dividends paid to any stockholder other than the Borrower or any other Restricted Subsidiary, provided that any cash proceeds of a sale, transfer or other disposition of an asset by a Subsidiary that is not a Subsidiary Loan Party that are subject to legal or contractual restrictions on repatriation to the Borrower will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions; provided however that any such contractual restrictions on repatriation were not entered into in contemplation of such sale, transfer or other disposition of assets and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that no net proceeds calculated in accordance with the foregoing of less than $500,000 realized in a single transaction or series of related transactions shall constitute Net Proceeds.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) cash and Permitted Investments, (ii) current amounts due from affiliates in connection with cash management arrangements in the ordinary course and (iii) current deferred tax assets) minus (b) the consolidated current liabilities of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) current liabilities in respect of Indebtedness, (ii) current liabilities due to affiliates in connection with cash management arrangements in the ordinary course of business and (iii) current deferred tax liabilities). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“New Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a New Tranche B Term Loan hereunder on the Second Amendment Effective Date, expressed as an amount representing the maximum principal amount of the New Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to Section 2.20 or pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s New Tranche B Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its New Tranche B Commitment, as applicable. The initial aggregate amount of the Lenders’ New Tranche B Commitments on the Second Amendment Effective Date is $365,000,000.

“New Tranche B Lender” means a Lender with a New Tranche B Commitment or an outstanding New Tranche B Term Loan.

“New Tranche B Maturity Date” means the seventh anniversary of the Second Amendment Effective Date.

“New Tranche B Term Loan” means a Loan made pursuant to Section 2.01(a).

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lender” has the meaning set forth in Section 9.02(b).

“Non-Consolidated Entity” means each of the operating partnerships, limited liability companies, limited liability partnerships, joint ventures or similar entities in which the Borrower or its Restricted Subsidiaries, directly or indirectly, own Equity Interests, other than Subsidiaries.

“non-Expiring Credit Commitment” has the meaning set forth in Section 2.04(d).

“Non-Extended Term Loan” means any Term Loan or portion thereof not extended pursuant to the Second Amendment.

“Non-Extended Term Loan Maturity Date” means April 19, 2014.

“Non-Extending Term Loan Lender” means any Term Loan Lender who has not agreed to extend all or a portion of its outstanding Existing Term Loan until the Extended Term Loan Maturity Date. A Lender shall only be an Non-Extending Term Loan Lender (x) for the period from the Second Amendment Effective Date and (y) only with respect to the Non-Extended Term Loans made by it thereunder.

“Note” means the collective reference to any promissory note evidencing Loans.

“Notice of Intent to Cure” has the meaning set forth in Section 7.02.

“NPL” means the National Priorities List under CERCLA.

“Obligations” has the meaning set forth in the Collateral Agreement.

“OFAC” has the meaning set forth in Section 3.20.

“OMR Window” has the meaning set forth in Section 2.11(i).

“Open Market Repurchase” has the meaning set forth in Section 2.11(i).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or from the filing or recording of or otherwise with respect to the exercise by the Administrative Agent or the Lenders of their rights under, any Loan Document.

“Parent” means any direct or indirect parent of which Holdings is a wholly owned subsidiary.

“Participant” has the meaning set forth in Section 9.04(e).

“Participant Register” has the meaning set forth in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Acquisitions” means any acquisition by the Borrower or any Qualified Restricted Subsidiary of Equity Interests in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person (that in the case of an acquisition of Equity Interests, is or becomes a Qualified Restricted Subsidiary) if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) no Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are consummated in accordance in all material respects with all applicable laws, (d) any Person or assets or division as acquired in accordance herewith shall be in similar lines of business or lines of business related to or incidental to those businesses in which the Borrower and/or its Restricted Subsidiaries are engaged as of the Effective Date, (e) the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis after giving effect to such Permitted Acquisition and (f) the Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with, if such acquisition exceeds $5,000,000 in aggregate consideration, all relevant financial information for the Person or assets to be acquired.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith;

(c) (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(d) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way, encroachments, protrusions, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary, in each case in any material respect;

(g) landlords’ and lessors’ and other like Liens in respect of rent not in default;

(h) any Liens shown on the title insurance policies in favor of the Collateral Agent insuring the Liens of the Mortgages;

(i) leases, licenses, subleases or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries; and

(j) Liens securing the Obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or Moody’s of at least A2 or P2, respectively;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Investors” means (i) the Sponsor (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the foregoing persons beneficially own (within the meaning of Rule 13d- 3 under the Exchange Act, or any successor provision) at least 50.0% of the total voting power of the aggregate issued and outstanding Equity Interests of Holdings held by such group and (iii) any Permitted Parent.

“Permitted Other Indebtedness” shall mean Indebtedness (which Indebtedness may (x) be unsecured, (y) have the same lien priority as the Obligations or (z) be secured by a Lien ranking junior to the Lien securing the Obligations), in each case issued or incurred by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Term Loan Maturity Date (or, in the case of Permitted Other Indebtedness the Net Proceeds of which are applied to the prepayment of Non-Extended Term Loans, the Extended Term Loan Maturity Date) (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption or prepayment premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein, (c) of which no Subsidiary of Holdings (other than the Borrower or a Guarantor) is an obligor and (d) that, if secured, (i) is not secured by any assets other than the Collateral and (ii) is subject to customary intercreditor agreements entered into with the agent, trustee or other representative of any such Permitted Other Indebtedness, the material terms of which shall be reasonably acceptable to the Administrative Agent and the Borrower.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Loan Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Loan Party under any Permitted Other Indebtedness Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Parent” means any direct or indirect parent of the Borrower that was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control.

“Permitted Payment Restriction” means any consensual encumbrance or restriction (each, a “restriction”) on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest to the Borrower or a Restricted Subsidiary or pay any Indebtedness owed to the Borrower or a Restricted Subsidiary or (b) make any loans or advances to the Borrower or a Restricted Subsidiary, which restriction satisfies all of the following conditions: (i) such restriction becomes effective only upon the occurrence of (x) specified events under its charter or (y) a default by such Restricted Subsidiary in the payment of principal of or interest, a bankruptcy default, a default on any financial covenant or any other material default, in each case on Indebtedness that was incurred by such Restricted Subsidiary in compliance with Section 6.01 and (ii) such restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans, as determined in good faith by the chief executive officer or Financial Officer of the Borrower (or, by the Board of Directors of the Borrower if the amount of any such transaction would be greater than $10,000,000) whose determination shall be conclusive.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or if issued with original issue discount, the issue price) thereof does not exceed the principal amount (or if issued with original issue discount, the accreted value) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest (including capitalized interest) and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to clause (vi) of Section 6.01(a), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to clauses (vi) or (xi) of Section 6.01(a), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Subordinated Indebtedness, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (excluding pursuant to a sale and leaseback transaction permitted under Section 6.06) of any property or asset of Holdings, the Borrower or any Restricted Subsidiary resulting in Net Proceeds in excess of $1,000,000 (in any single transaction or series of related transactions), other than dispositions described in clauses (a)(i), (b), (c), (d), (h), (i), (j) and (k) of Section 6.05; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Restricted Subsidiary resulting in Net Proceeds in excess of $1,000,000; or

(c) the incurrence or issuance by Holdings, the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than

Indebtedness under Sections 6.01(xx) and (xxi) to the extent the Net Proceeds of such Indebtedness are required to be applied to prepay the Term Loans) or, in the case of Holdings, Section 6.03(c), or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its base rate in effect for dollars at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, for purposes of calculating the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Leverage Ratio or Facility-Level EBITDA (the “Relevant Calculation”) for any period, in the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not replaced or issues, repurchases or redeems preferred stock or Disqualified Equity Interests subsequent to the commencement of the period for which the Relevant Calculation is being calculated and on or prior to the date on which the event for which the Relevant Calculation is made, then the Relevant Calculation will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Equity Interests, and the pro forma application of the net proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of the Relevant Calculation:

(1) Investments, acquisitions, mergers, consolidations and dispositions that have been made by the Borrower or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the Borrower or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Borrower or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer. For purposes of determining whether any Indebtedness constituting a Guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Fixed Charge Coverage Ratio on a Pro Forma Basis. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 as in effect and applied as of the Effective Date, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) for all purposes other than determining the “Applicable Rate”, relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described in a certificate signed by a Financial Officer, as if all such reductions in costs had been effected as of the beginning of such period.

“Proposed Change” has the meaning set forth in Section 9.02(b).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holdings Debt” means unsecured Indebtedness of Holdings or a Parent that (a) is not subject to any Guarantee by the Borrower or any Subsidiary, (b) does not mature prior to the date that is 180 days after the Latest Term Loan Maturity Date, (c) has no scheduled amortization or payments of principal prior to such 180th day (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (d) hereof), and (d) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior notes of an issuer that is the parent of a borrower under senior secured credit facilities and in any event, with respect to default and remedy provisions, not materially more restrictive than those set forth in the Senior Notes, taken as a whole (other than provisions customary for senior notes of a holding company).

“Qualified Restricted Subsidiary” means (i) any Restricted Subsidiary that satisfies all of the following requirements: (1) except for Permitted Payment Restrictions, there are no restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (2) except to the extent restricted pursuant to a Permitted Payment Restriction, such Restricted Subsidiary customarily declares and pays regular monthly, quarterly or semi-annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Restricted Subsidiary for such period, as determined in good faith by the Board of Directors, subject to such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Restricted Subsidiary may be properly and advantageously conducted at all times, and the Borrower intends to cause such Restricted Subsidiary to continue to declare and pay such regular dividends or distributions in the manner set forth above; and (3) the Equity Interests of such Restricted Subsidiary consist solely of (A) Equity Interests owned by the Borrower and its Qualified Restricted Subsidiaries, (B) Equity Interests owned by Strategic Investors and (C) directors’ qualifying shares and (ii) any Subsidiary Loan Party.

“Refinanced Term Loans” has the meaning set forth in 9.02(c).

“Register” has the meaning set forth in Section 9.04(d).

“Reimbursement Approvals” means, with respect to all Government Programs, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by any Governmental Authority or other Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Replacement Term Loans” has the meaning set forth in 9.02(c).

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Extended Term Loans or New Tranche B Term Loans with the incurrence by the Borrower of any long-term secured bank debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Loans, as the case may be, and without taking into account any fluctuations in the LIBO Rate) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Extended Term Loans or New Tranche B Term Loans, as applicable, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Extended Term Loans or New Tranche B Term Loans, as applicable.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, Loans in respect of Incremental Commitments (if any) and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans, outstanding Loans in respect of Incremental Commitments (if any) and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments at such time.

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment thereon (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the Second Amendment Effective Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to pursuant to Section 2.08 and (b) reduced or increased from time to time in accordance with this Agreement (including pursuant to Section 2.20 and assignments by or to such Lender pursuant to Section 9.04). The amount of each Lender’s Revolving Commitment after the Second Amendment Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments after the Second Amendment Effective Date is $125,000,000.

“Revolving Commitment Increase” has the meaning set forth in Section 2.20.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Applicable Percentage of the LC Obligations then outstanding and (c) such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Maturity Date” means the fifth anniversary of the Second Amendment Effective Date.

“Rollover Equity” has the meaning set forth in the preamble to this Agreement.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means the Second Amendment to this Agreement, dated as of April 3, 2012, among Holdings, Borrower, the Extending Term Loan Lenders, the New Tranche B Term Lenders, the Revolving Lenders and the Amending Non-Extending Lenders party thereto.

“Second Amendment Effective Date” means April 3, 2012.

“Second Amendment Information Memorandum” means the Confidential Information Memorandum dated March 2012, relating to Holdings, the Borrower, its subsidiaries and the 2012 Transactions.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Total Secured Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“Security Documents” means the Collateral Agreement, the Perfection Certificate, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Notes” means the 9.00% Senior Notes due 2020 in an original aggregate principal amount of $440 million issued by the Borrower on or prior to the Second Amendment Effective Date, and the Indebtedness represented thereby.

“Senior Notes Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof.

“Senior Subordinated Notes” means the 8.875% Senior Subordinated Notes due 2017 in the aggregate principal amount of $240,000,000 and the 9.25%/10% Senior Subordinated Toggle Notes due 2017 in the aggregate principal amount of $200,000,000, each issued by the Borrower on the Effective Date, and the Indebtedness represented thereby.

“Specified Subsidiary” means (i) [Reserved], (ii) each wholly owned Domestic Subsidiary listed on Schedule 1.01(c) (provided that if any such Subsidiary has not been legally dissolved within 365 days after the Second Amendment Effective Date and no Equity Interests therein are owned by

Strategic Investors 365 days after the Second Amendment Effective Date, such Subsidiary shall no longer constitute a Specified Subsidiary) and (iii) any Qualified Restricted Subsidiary that is a wholly owned Domestic Subsidiary formed or acquired after the Effective Date if a Financial Officer or the Chief Development Officer or General Counsel of the Borrower represents in writing to the Administrative Agent that the Borrower intends in good faith to syndicate the Equity Interests to Strategic Investors within 365 days of such formation or acquisition (provided that if no Equity Interests of such Subsidiary have been syndicated to Strategic Investors within 365 days after such formation or acquisition, such Subsidiary shall no longer constitute a Specified Subsidiary); provided that any Specified Subsidiary shall cease to be a Specified Subsidiary if the Borrower has opted for it to satisfy the Collateral and Guarantee Requirement.

“Sponsor” means (i) any of WCAS Management Corporation and its Affiliates, and investment funds and partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any operating company or a company controlled by an operating company of any of the foregoing, (ii) any officer, director, employee, member, partner or stockholder of the manager or general partner (or the general partner of the general partner) of any of the Persons referred to in clause (i), (iii) the spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of the siblings of the Persons referred to in clause (ii), (iv) in the event of the incompetence or death of any of the Persons described in any of clauses (ii) through (iii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall be the owner, beneficially or of record, or have the right to acquire, directly or indirectly, Equity Interests of the Borrower or Holdings (or any Parent), (v) any trust created for the benefit of the Persons described in any of clauses (ii) through (iv) or any trust for the benefit of any such trust; or (vi) any Person controlled by any of the Persons described in any of the clauses (ii) through (v). The provisions set forth in clauses (ii) through (v) above shall only be applicable to the determination of Permitted Investors and for no other provision of this Agreement other than provisions that reference such term.

“Sponsor Management Agreement” means the Management Agreement between the Borrower and Sponsor dated as of April 19, 2007, as amended by the first amendment thereto effective as of the Second Amendment Effective Date, as the same may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the bank serving as the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care and surgery-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Borrower or any of its Restricted Subsidiaries, and consulting firms that receive common Equity Interests solely as consideration for consulting services performed.

“Subordinated Indebtedness” means Indebtedness of Holdings, the Borrower or any Subsidiary that is contractually subordinated to the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Domestic Subsidiary that is a Restricted Subsidiary (other than (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations, (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any Subsidiary (x) that is treated as a disregarded entity for U.S. federal income tax purposes and (y) substantially all of the assets of which are the Equity Interests of one or more Foreign Subsidiaries and any other assets incidental thereto, (e) any Immaterial Subsidiary for which the Borrower has not opted to satisfy the Collateral and Guarantee Requirement, (f) any Insurance Subsidiary, (g) any Restricted Subsidiary that is acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 6.01(a)(vii) and each Restricted Subsidiary thereof that guarantees such Indebtedness if the terms of such Indebtedness or guarantee prohibit such Person from becoming a Subsidiary Loan Party; provided that each such Restricted Subsidiary shall cease to be an excluded Subsidiary under this clause (g) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness or if such Indebtedness or guarantee ceases to prohibit such Person from becoming a Subsidiary Loan Party, as applicable, (h) any Specified Subsidiary and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Lehman Brothers Inc.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lender” means a Non-Extending Term Loan Lender, an Extending Term Loan Lender, or a New Tranche B Lender (as the context requires).

“Term Loan” means a Non-Extended Term Loan, an Extended Term Loan, or a New Tranche B Term Loan (as the context requires).

“Term Loan Increase” has the meaning set forth in Section 2.20.

“Term Percentage” means, as to any Term Lender at any time, (i) in the case of Extended Term Loans, the percentage which the aggregate principal amount of such Lender’s Extended Term Loans then outstanding constitutes of the aggregate principal amount of the Extended Term Loans then outstanding, (ii) in the case of the Non-Extended Term Loans, the percentage which the aggregate principal amount of such Lender’s Non-Extended Term Loans then outstanding constitutes of the aggregate principal amount of the Non-Extended Term Loans then outstanding and (iii) in the case of the New Tranche B Term Loans, the percentage which the aggregate principal amount of such Lender’s New Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the New Tranche B Term Loans then outstanding.

“Third Party Payor” means any Government Program and any quasipublic agency, Blue Cross, Blue Shield and any managed care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as shown on the most recent balance sheet of the Borrower required to be delivered pursuant to Section 5.01(a) or (b) (it being understood that if such required balance sheet is not delivered Total Assets shall be deemed to be zero until such balance sheet is delivered).

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date on a consolidated basis consisting of Indebtedness for borrowed money, Capital Lease Obligations, debt obligations evidenced by promissory notes and similar instruments, and all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary as an account party in respect of unreimbursed obligations in respect of drawn letters of credit, letters of guaranty or bankers’ acceptances as determined in accordance with GAAP, minus the amount of unrestricted cash and Permitted Investments that is not subject to any Lien (other than any Lien under the Loan Documents or Liens permitted by clauses (vi), (x) and (xi) of Section 6.02) held, on such date, by the Borrower and the Subsidiary Loan Parties.

“Total Secured Indebtedness” means, as of any date, the aggregate principal amount of (x) Indebtedness of any Loan Party (other than Holdings) that is secured by a Lien on the assets of any such Loan Party and (y) Indebtedness of any Restricted Subsidiary that is not a Loan Party, in each case, outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP plus the aggregate principal amount of all Guarantees by any Restricted Subsidiary that is not a Loan Party of the Indebtedness of any other Person to the extent not already included in such amount, minus the amount of unrestricted cash and Permitted Investments that is not subject to any Lien (other than any Lien under the Loan Documents or Liens permitted by clauses (vi), (x) and (xi) of Section 6.02) held, on such date, by the Borrower and the Subsidiary Loan Parties.

“Transaction Costs” means the payment of fees, expenses and other costs in connection with the items described in clauses (a)-(f) of the definition of Transactions.

“Transactions” means (a) the Merger and the other transactions contemplated by the Acquisition Documents, (b) the Equity Contributions and the rollover of the Rollover Equity, (c) the Repayment, (d) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder on the Effective Date, (e) the issuance of the Senior Subordinated Notes, (f) the execution, delivery, performance of, and the borrowings (and use of proceeds thereof) under, the UK Facility and (g) payment of the Transaction Costs on the Effective Date.

“2012 Dividend” means (i) a one-time cash dividend made on or about of the Second Amendment Effective Date by the Borrower to Holdings, the proceeds of which will be used to make one-time cash Restricted Payments to its shareholders and (ii) payments to option holders of a Parent in an aggregate amount not to exceed $320,000,000.

“2012 Repayment” means (a) the repayment of any Revolving Loans outstanding prior to the Second Amendment Effective Date and the termination all Revolving Commitments in effect prior to the Second Amendment Effective Date, (b) the repayment of a portion of the Non-Extended Term Loans and (c) the repurchase and redemption of the Senior Subordinated Notes.

“2012 Transaction Costs” means the payment of fees, expenses and other costs in connection with the items described in clauses (a)-(e) of the definition of 2012 Transactions and including, for the avoidance of doubt, (a) any portion of the 2012 Dividend to the extent any such amount reduces Consolidated Net Income and (b) the repayment of a portion of the Non-Extended Term Loans described in clause (b) of the definition of 2012 Repayment.

“2012 Transactions” means (a) the 2012 Repayment, (b) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder on the Second Amendment Effective Date, (c) the issuance of the Senior Notes, (d) the UK Spin-Out, (e) the payment of the 2012 Dividend and (f) payment of the 2012 Transaction Costs, in each case on or prior to the Second Amendment Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Facility” means that certain Amended and Restated Agreement dated April 12, 2007, by and among certain UK Subsidiaries and The Governor and Company of the Bank of Scotland, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount to be borrowed thereunder or extends the maturity thereof) from time to time.

“UK Spin-Out” means, collectively, (a) the distribution by the Borrower of all of the outstanding Equity Interests of USPE Holdings, Ltd. to Holdings, (b) the distribution by Holdings of all of such Equity Interests to its parent company and (c) each subsequent distribution of all of such Equity Interests by a direct or indirect parent of Holdings and ultimately to the shareholders of USPI Group Holdings, Inc.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15(a) subsequent to the date hereof.

“USA Patriot Act” has the meaning set forth in Section 3.20.

“wholly owned” means with respect to any Person, a subsidiary of such Person all the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time, provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision (including any definition) hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that any change in GAAP after the Effective Date will not cause any lease that was not or would not have been a Capital Lease Obligation prior to such change to be deemed a Capital Lease Obligation.

SECTION 1.05. Pro Forma Calculations. Notwithstanding anything to the contrary herein, the calculation of the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Leverage Ratio and Facility-Level EBITDA on any Calculation Date for any purpose under this Agreement shall be made on a Pro Forma Basis; provided that at the election of the Borrower, such pro forma calculations shall not be required to be determined for any acquisition or disposition to the extent the aggregate consideration paid or received in connection with such acquisition or disposition was less than $5,000,000.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each (a) New Tranche B Term Lender agrees to make a New Tranche B Term Loan to the Borrower on the Second Amendment Effective Date in a principal amount not exceeding its New Tranche B Commitment and (b) Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, that, notwithstanding the foregoing each Swingline Loan shall be not less than $250,000 and if greater than such amount shall be in an amount that is an integral multiple of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time. There shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or Swingline Loan may be in an aggregate amount, subject in the case of Swingline Loans to the limitations on the amounts thereof set forth in Section 2.04(a), (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Non-Extended Term Loan Maturity Date, the Extended Term Loan Maturity Date or the New Tranche B Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a New Tranche B Term Loan Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative

Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Provisions Related to Expiring Revolving Commitments. If the maturity date shall have occurred in respect of any Class of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another Class or Classes of Revolving Commitments is or are in effect with a longer maturity date (each a “non-Expiring Credit Commitment” and collectively, the “non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the applicable Swingline Lender, on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the Class or Classes of the non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or cash collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the maturity date of any Class of Revolving Commitments, the sublimit for Swingline Loans shall be agreed solely with the Swingline Lender.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any of its Restricted Subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof and, to the extent previously issued for the account of a Restricted Subsidiary of the Borrower, shall constitute an obligation of the Borrower pursuant to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension

(which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $20,000,000 and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that (x) at the option of the Issuing Bank any Letter of Credit may provide for renewal periods so long as such renewal period does not exceed one year and does not end after the date described in clause (ii) and (y) the expiry date may be later then the Revolving Maturity Date if (1) all of the Revolving Lenders have approved such expiry date or (2) the Borrower deposits in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Issuing Bank and the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure in respect of such Letter of Credit (in which case, the Revolving Lenders shall cease to have participating in such Letter of Credit following the Revolving Maturity Date).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $2,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request (and, if the Borrower fails to reimburse such LC Disbursement when due, the Borrower shall be deemed to have requested) in accordance with Section 2.04 that such LC Disbursement be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with Section 2.05(e).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 105% the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender. Any Lender designated as an issuing bank pursuant to this Section 2.05(k) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

(l) Provisions Related to Expiring Revolving Commitments. If the Letter of Credit expiration date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the Letter of Credit expiration date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.05(j). Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed solely with the Issuing Bank.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such

Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the New Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Second Amendment Effective Date and (ii) the Revolving Commitments shall terminate at the start of the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each (a) Non-Extended Term Loan, (b) Extended Term Loan or (c) New Tranche B Term Loan, in each case, of such Lender as provided in Section 2.10 and (iii) the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.09(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans.

(a) Subject to adjustment pursuant to Section 2.10(d), the Borrower shall repay Non-Extended Term Loan Borrowings in installments on each March 31, June 30, September 30 and December 31 of each year, in the aggregate principal amount equal to (i) in the case of each installment due prior to the Non-Extended Term Loan Maturity Date, 0.25% of the aggregate principal amount of the Non-Extended Term Loans outstanding on the Effective Date and (ii) in the case of the installment due on the Non-Extended Term Loan Maturity Date, the entire remaining balance of the Non-Extended Term Loans (as adjusted from time to time pursuant to Section 2.10(d)).

To the extent not previously paid, all Non-Extended Term Loans shall be due and payable on the Non-Extended Term Loan Maturity Date.

(b) Subject to adjustment pursuant to Section 2.10(d), the Borrower shall repay Extended Term Loan Borrowings in installments on each March 31, June 30, September 30 and December 31 of each year, in the aggregate principal amount equal to (i) in the case of each installment due prior to the Extended Term Loan Maturity Date, 0.25% of the aggregate principal amount of the Extended Term Loans outstanding on the Second Amendment Effective Date and (ii) in the case of the installment due on the Extended Term Loan Maturity Date, the entire remaining balance of the Extended Term Loans (as adjusted from time to time pursuant to Section 2.10(d)).

To the extent not previously paid, all Extended Term Loans shall be due and payable on the Extended Term Loan Maturity Date.

(c) Subject to adjustment pursuant to Section 2.10(d), the Borrower shall repay New Tranche B Term Loan Borrowings in installments on each March 31, June 30, September 30 and December 31 of each year, in the aggregate principal amount equal to (i) in the case of each installment due prior to the New Tranche B Maturity Date, 0.25% of the aggregate principal amount of the New Tranche B Term Loans outstanding on the Second Amendment Effective Date and (ii) in the case of the installment due on the New Tranche B Maturity Date, the entire remaining balance of the New Tranche B Term Loans (as adjusted from time to time pursuant to Section 2.10(d)).

To the extent not previously paid, all New Tranche B Term Loans shall be due and payable on the New Tranche B Maturity Date.

(d) Any mandatory prepayment of a Term Loan Borrowing shall be (A) applied, at the Borrower’s option, either (I) to the Term Borrowings of each Class on a pro rata basis based on the respective amounts of the Term Loan Borrowings of each Class (except to the extent that any Class of Term Loans established pursuant to any Incremental Facility Amendment is entitled to receive a lesser share of any such prepayment pursuant to the terms of any Incremental Facility Amendment) or (II) (i) first to the Non-Extended Term Loans and second, to the Term Loan Borrowings of each other Class on a pro rata basis based on the respective amounts of Term Loan Borrowings of each Class (except to the extent that any Class of Term Loans established pursuant to any Incremental Facility Amendment is entitled to receive a lesser share of any such prepayment pursuant to the terms of any Incremental Facility Amendment) and to reduce, in the direct order of maturity, the scheduled repayments of the Term Loan Borrowings to be made pursuant to this Section 2.10 on the scheduled payment dates next following the date of such prepayment, unless and until each such scheduled repayment has been eliminated as a result of reductions hereunder and (B) paid to the Term Lenders of each Class on a pro rata basis in accordance with their respective holdings of Term Loans. Any optional prepayment of any Term Loan Borrowing of any Class of Term Loans permitted hereunder shall be applied to (A) at the Borrower’s option, either (I) to the Term Borrowings of each Class on a pro rata basis based on the respective amounts of the Term Loan Borrowings of each Class (except to the extent that any Class of Term Loans established pursuant to any Incremental Facility Amendment is entitled to receive a lesser share of any such prepayment pursuant to the terms of any Incremental Facility Amendment) or (II) (i) first, the Non-Extended Term Loans and second, to the Term Loan Borrowings of each other Class on a pro rata basis based on the respective amounts of Term Loan Borrowings of each Class (except to the extent that any Class of Term Loans established pursuant to any Incremental Facility Amendment is entitled to receive a lesser share of any such prepayment pursuant to the terms of any Incremental Facility Amendment) and (B) the remaining scheduled installments of principal thereof pursuant to this Section 2.10 in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Term Loans of any Class and Revolving Loans in whole or in part, subject to the requirements of clauses (e), (f) and (h) of this Section 2.11.

(b) In the event and on such occasion that the aggregate Revolving Exposures exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly after such Net Proceeds are received by Holdings, the Borrower or such Restricted Subsidiary (and in any event not later than the fifth Business Day after such Net Proceeds are received), prepay Term Loan Borrowings in an aggregate amount equal to 100% of such Net Proceeds; provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Restricted Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to acquire or replace real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and the Restricted Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, except to the extent that the aggregate amount of such Net Proceeds that have not been so applied or contractually committed in writing by the end of such 360-day period (and, if so contractually committed in writing but not applied prior to the end of such 360-day period, applied within 180 days of the end of such period) exceeds $10,000,000 (“Excess Net Proceeds”), promptly after which time a prepayment shall be required in an amount equal to such Excess Net Proceeds.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2013, the Borrower shall prepay Borrowings in an aggregate amount equal to:

(x) the excess of (A) 50% of Excess Cash Flow over (B) prepayments of Loans under Section 2.11(a) during such fiscal year (other than prepayments funded with the proceeds of incurrences of Indebtedness and in the case of prepayments of Revolving Loans only so long as the corresponding Commitments are reduced permanently) for any fiscal year for which the Leverage Ratio at the end of such fiscal year is greater than 5.25 to 1.00,

(y) the excess of (A) 25% of Excess Cash Flow over (B) prepayments of Loans under Section 2.11(a) during such fiscal year for any fiscal year (other than prepayments funded with the proceeds of incurrences of Indebtedness and in the case of prepayments of Revolving Loans only so long as the corresponding Commitments are reduced permanently) for which the Leverage Ratio at the end of such fiscal year is less than or equal to 5.25 to 1.00 and greater than 4.00 to 1.00 and

(z) none of Excess Cash Flow for any fiscal year for which the Leverage Ratio at the end of such fiscal year is less than or equal to 4.00 to 1.00.

Each prepayment pursuant to this paragraph shall be made within five Business Days of the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 95 days after the end of such fiscal year).

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall determine in accordance with Section 2.10(d) the Borrowing or Borrowings to be prepaid and shall specify such determination in the notice of such prepayment pursuant to Section 2.11(f).

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall in no event include premium or penalty (except in the case of Extended Term Loans and New Tranche B Term Loans as otherwise provided in paragraph (h) below).

(g) All Swap Agreements, if any, between Borrower and any of the Lenders or their respective affiliates are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from the Lenders relating to the Loans shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

(h) Any (i) optional prepayment of the Extended Term Loans or the New Tranche B Term Loans pursuant to a Repricing Transaction or (ii) amendment to this Agreement resulting in a Repricing Transaction, shall be accompanied by a prepayment premium equal to 1.00% of the aggregate principal amount of such prepayment (or, in the case of clause (ii) above, of the aggregate amount of the Extended Term Loans or the New Tranche B Term Loans outstanding immediately prior to such amendment) if made on or prior to the first anniversary of the Second Amendment Effective Date. Such fee shall be paid by the Borrower to the Administrative Agent for the account of the Extending Term Loan Lenders or the New Tranche B Term Lenders existing immediately prior to such prepayment or amendment (as the case may be) on the date of such prepayment or amendment (as the case may be).

(i) Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement, the Borrower may prepay outstanding Term Loans of any Class at a discount to par pursuant to one or more open market repurchases on the following basis (any such prepayment, an “Open Market Repurchase”):

(i) Open Market Repurchases shall be conducted within one or more periods (each such period, an “OMR Window”), each having a duration of two Business Days. Prior to the commencement of such OMR Window, the Borrower shall provide notice to the Term Lenders of its intent to conduct Open Market Repurchases, which notice shall specify the dates of the relevant OMR Window and the Classes covered. Such notice shall include a representation by the Borrower that there is no material non-public information that has not been disclosed which, if made public, would reasonably be expected to have a material positive effect on the market price of the Term Loans subject to such Open Market Repurchases.

(ii) Each Open Market Repurchase shall be subject to the conditions that (A) immediately prior to and after giving effect to such Open Market Repurchase, no Default shall have occurred and be continuing and (B) such Open Market Repurchases are not funded with the proceeds of Revolving Loans.

(iii) All Term Loans prepaid by the Borrower pursuant to this Section 2.11(i) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Open Market Repurchase. Open Market Repurchases shall not be subject to Section 2.16. The par principal amount of Term Loans prepaid pursuant to this Section 2.11(i) shall be applied pro rata to reduce the remaining scheduled installments of principal thereof pursuant to Section 2.10.

(iv) During any OMR Window, the Borrower (i) shall not prepay a Term Loan of a Term Lender at a price higher than a price at which it has declined to prepay a Term Loan of the same Class of any other Term Lender during such OMR Window and (ii) shall prepay on a pro rata basis those Term Loans of the same Class offered to it at the same price during such OMR Window, if any Term Loans are prepaid at such price.

SECTION 2.12. Fees

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Revolving Commitment. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements)

during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.13(a).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any Taxes (except for Indemnified Taxes, Other Taxes, and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in Section 2.15(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor, provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, no additional amounts shall be due and payable pursuant to this Section 2.16 to the extent that on the relevant due date the Borrower deposits in a Prepayment Account an amount equal to any payment of Eurodollar Loans otherwise required to be made on a date that is not the last day of the applicable Interest Period; provided that on the last day of the applicable Interest Period, the Administrative Agent shall be authorized, without any further action by or notice to or from the Borrower or any other Loan Party, to apply such amount to the prepayment of such Eurodollar Loans. For purposes of this Agreement, the term “Prepayment Account” shall mean a non-interest bearing account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.16. Anything to the contrary contained herein notwithstanding, no Lender nor any Participant is required to match fund any Obligation and the provisions of this Section shall apply as if match funding had occurred by acquiring Eurodollar deposits for each Interest Period in the amount of the applicable Eurodollar Loans.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The applicable Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Effective Date in the case of each Foreign Lender that is a signatory hereto, and on the date of assignment pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter as reasonably requested by either of the Borrower or the Administrative Agent, such properly completed, original and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal witholding Tax imposed by FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender who is a U.S. Person within the meaning of Section 7701(a)(30) of the Code on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent, shall provide the Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to exemption from United States backup withholding tax. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, 10th Floor, Houston, Texas 77002, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Non-Extended Term Loans, Extended Term Loans or New Tranche B Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Non-Extended Term Loans, Extended Term Loans or New Tranche B Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Non-Extended Term Loans, Extended Term Loans or New Tranche B Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Non-Extended Term Loans, Extended Term Loans or New Tranche B Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (ii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Extensions of Credit. Subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) request (A) one or more new commitments which may be in the same Facility as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (“Additional Incremental Term Loans” and collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of any outstanding Class of the Revolving Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new Class of revolving commitments (any such new commitments, “Additional Incremental Revolving Commitments” and collectively with any Revolving Commitment Increases, the “Incremental Revolving Commitments” and the Incremental Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”) in minimum principal amounts of $5,000,000; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount set forth below; provided, further, that (x) immediately prior to and after giving effect to any Incremental Facility Amendment (as defined below), no Default has occurred or is continuing or shall result therefrom, (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and (z) no more than five Classes of Incremental Commitments requested pursuant to Section 2.20(a) (excluding any Class of Incremental Commitments requested pursuant to Section 2.20(a)(ii), and any subsequent Term Loan Increase to such Class) shall be permitted to be outstanding at any one time. The terms, provisions and documentation of the Incremental Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to a then outstanding Class, shall be reasonably satisfactory to the Administrative Agent. In any event, the Incremental Commitments:

(a) shall be in an aggregate principal amount not exceeding (i) the Maximum Incremental Debt Amount minus any Permitted Other Indebtedness incurred pursuant to Section 6.01(a)(xxi) (with any Incremental Revolving Commitments deemed to be fully utilized for purposes of this clause (i)) plus (ii) Incremental Commitments the Net Proceeds of which are either (x) applied to the prepayment of Term Loans in the manner set forth in Section 2.11(c), in the case of any Incremental Term Commitments or (y) accompanied by a permanent reduction of Commitments in the manner set forth in Section 2.08, in the case of any Incremental Revolving Commitments; provided that the principal amount thereof does not exceed the principal amount of the Term Loans being prepaid or Revolving Commitments being permanently reduced immediately prior to such prepayment or reduction plus any original issue discount thereon and the amount of fees, expenses and premium in connection with such prepayment;

(b) shall rank pari passu in right of payment and right of security with the Revolving Loans and Term Loans in respect of the Collateral; and

(c) Additional Incremental Term Loans may participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Facility Amendment; provided that:

(i) Additional Incremental Term Loans shall not have a final maturity date earlier than the Latest Term Loan Maturity Date (or, in the case of Additional Incremental Term Loans the Net Proceeds of which are applied to the prepayment of Non-Extended Term Loans, the Extended Term Loan Maturity Date),

(ii) Additional Incremental Revolving Commitments shall not have a final maturity date earlier than the Revolving Maturity Date,

(iii) Additional Incremental Term Loans shall not have a weighted average life to maturity that is shorter than that of the then-remaining weighted average life to maturity of any Class of then outstanding Term Loans (without giving effect to any reductions of such weighted average life to maturity caused by optional or mandatory prepayments of Term Loans pursuant to Section 2.11),

(iv) other than interest, fees, repayments upon the maturity date of the Incremental Revolving Commitments or in connection with a permanent repayment and termination of commitments (subject to clause (vi) below), the borrowing and repayment terms of the Incremental Revolving Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Commitments on the Incremental Facility Closing Date,

(v) subject to the provisions of Sections 2.04(d) and 2.05(l) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments on the Incremental Facility Closing Date (and except as provided in Section 2.04(d) and Section 2.05(l), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued),

(vi) the permanent repayment of Revolving Loans with respect to, and termination of, Incremental Revolving Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Commitments on the Incremental Facility Closing Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class,

(vii) if the applicable yield in respect of any Class of Incremental Commitments requested pursuant to clause (a)(i) above (excluding any Class of Incremental Commitments requested pursuant to Section 2.20(a)(ii), and any subsequent Term Loan Increase to such Class) exceeds the applicable yield for the existing Term Loans, by more than 0.50%, the Applicable Rate (together with, as provided in the proviso below, the LIBO Rate or Alternate Base Rate floor) for the existing Term Loans, shall be increased so that the applicable yield in respect of such Incremental Term Loans is no higher than the applicable yield for the existing Term Loans, plus 0.50%; provided that in determining the yield applicable to the existing Term Loans and the applicable Incremental Term Loans, (1) original issue discount (“OID”) or upfront fees or other payments or any duration, ticking or similar fee (which shall be deemed to constitute like amounts of OID) payable by the Borrower to all of the existing Term Lenders or applicable Incremental Lenders in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Incremental Term Loans), (2) customary arrangement or commitment fees shall be excluded and (3) any increase in the applicable yield due to the application of a LIBO Rate or Alternate Base Rate floor in respect of such Incremental Loans shall be effected solely through an increase (or implementation, as applicable) of any LIBO Rate or Alternate Base Rate floor applicable to such existing Term Loans,

(viii) if the applicable yield in respect of any Incremental Revolving Loans obtained under clause (a)(i) above exceeds the applicable yield for extensions of credit under the existing Revolving Commitments, the Applicable Rate for the existing Revolving Loans, shall be increased so that the applicable yield in respect of such Incremental Revolving Loans is no higher than the applicable yield for the existing Revolving Loans; provided that the yield applicable to the existing Revolving Loans shall be determined in a manner consistent with the immediately preceding clause (vii) above, and

(ix) in any event, no more than three Classes of Revolving Commitments shall be permitted to be outstanding at any one time.

The Borrower shall by written notice offer each Lender providing Revolving Commitments existing immediately prior to the effectiveness of each Incremental Facility Amendment the opportunity for no less than ten (10) Business Days after delivery of the notice to commit to provide its pro rata portion (based on the amount of its outstanding Revolving Loans and unused Revolving Commitments, as applicable, on the date of such notice) of any requested Incremental Revolving Commitments, provided that no Lender shall be obligated to provide any Incremental Commitments unless it so agrees.

Any additional bank, financial institution or other Person that elects to extend Incremental Commitments shall be reasonably satisfactory to the Borrower and the Administrative Agent and, in the case of Incremental Commitments to provide revolving loans, the Issuing Bank (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”) and shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.20 and, as appropriate, the other Loan Documents and executed by the Borrower, each Additional Lender and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20 (including voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of the Incremental Commitments shall be used for working capital and general corporate purposes (including Permitted Acquisitions).

Any Incremental Term Loans or Incremental Revolving Commitments effected through the establishment of Additional Incremental Revolving Commitments or Additional Incremental Term Loans made on an Incremental Facility Closing Date shall be designated a separate series (a “Series”) of Incremental Term Loans or Incremental Revolving Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.20, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Commitments of any Class are effected through the establishment of one or more new revolving commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.20, (i) each Incremental Revolving Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Commitment of such Class and (ii) each Incremental Revolving Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

Upon any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected through an increase in the Revolving Commitments pursuant to this Section 2.20, (a) if the increase relates to the Revolving Facility, each of the Revolving Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to the Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.03 and 2.11(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

ARTICLE III

Representations and Warranties

The Borrower and Holdings represent and warrant to the Lenders that:

SECTION 3.01. Organization; Power. Each of Holdings, the Borrower and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, Reimbursement Approvals, licenses and franchises material to the business of the Borrower and the Subsidiaries taken as a whole that are necessary to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions and the 2012 Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth in Schedule 3.03 the Transactions and the 2012 Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except those that are required or permitted to be obtained following consummation of the Transactions or the 2012 Transactions, as applicable, the absence of which individually or in the aggregate are not reasonably likely to result in a Material Adverse

Effect and filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any of the Subsidiaries, as applicable, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, (d) will not result in a Limitation on any right, qualification, approval, permit, accreditation, authorization, Reimbursement Approval, license or franchise or authorization granted by any Governmental Authority, Third Party Payor or other Person applicable to the business, operations or assets of the Borrower or any of the Subsidiaries or adversely affect the ability of the Borrower or any of the Subsidiaries to participate in any Third Party Payor Arrangement except for Limitations, individually or in the aggregate, that are not material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents. There is no pending or, to the knowledge of the Borrower, threatened Limitation by any Governmental Authority, Third Party Payor or any other Person of any right, qualification, approval, permit, authorization, accreditation, Reimbursement Approval, license or franchise of the Borrower, or any Subsidiary, except for such Limitations, individually or in the aggregate, as are not reasonably likely to result in a Material Adverse Effect. No certifications by any Governmental Authority or any Third Party Payor are required for operation of the business of the Borrower and the Subsidiaries that are not in place, except for such certifications or agreements, the absence of which do not materially and adversely affect the operation of the business.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of December 31, 2011 prepared giving effect to the 2012 Transactions as if the 2012 Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on assumptions (which are believed by the Borrower to be reasonable), (ii) accurately reflects all adjustments necessary to give effect to the 2012 Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and its subsidiaries as of December 31, 2011 as if the 2012 Transactions had occurred on such date.

(c) Except for (i) liabilities reflected in or reserved against in the financial statements referred to above or the notes thereto, (ii) liabilities incurred in the ordinary course of business and (iii) liabilities incurred in connection with the Transactions, after giving effect to the Transactions, none of Holdings, the Borrower or its subsidiaries has, as of the Second Amendment Effective Date, any liabilities that are, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

(d) No event, change, condition or state of facts has occurred that has resulted in, or is reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect since December 31, 2011.

SECTION 3.05. Properties.

(a) Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, free and clear of all Liens, except for Liens expressly permitted pursuant to Section 6.02.

(b) Each of Holdings, the Borrower and the Subsidiaries owns, licenses or possesses the right to use all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not, to the knowledge of Holdings and the Borrower, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property owned, leased or otherwise held by any of the Loan Parties as of the Effective Date after giving effect to the Transactions.

(d) No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.07 unless waived by the Administrative Agent in its sole discretion.

SECTION 3.06. Litigation. Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings and the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary that would reasonably be likely to, individually or in the aggregate, (i) result in a Material Adverse Effect or (ii) adversely affect in any material respect the ability of the Loan Parties to consummate the Transactions or the 2012 Transactions or the other transactions contemplated hereby.

SECTION 3.07. Compliance with Laws and Agreements. Except as is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property.

SECTION 3.08. Investment Company Status. Neither Holdings, the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of Holdings, the Borrower and the Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred, or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan. Except as would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary and each Plan is in compliance with the applicable provisions of ERISA and the Code. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, are not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. Neither the Information Memorandum, the Second Amendment Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the foregoing shall not apply to any projected financial information other than the projected financial information included in the Information Memorandum and the Second Amendment Information Memorandum, and with respect to such projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and as of the Effective Date.

SECTION 3.12. Subsidiaries. As of the Effective Date, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries and Immaterial Subsidiaries listed on Schedule 3.12. Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Holdings in, each subsidiary, including the Borrower, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings and the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. The consummation of the Transactions and the 2012 Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and the 2012 Transactions to occur on the Second Amendment Effective Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date and the Second Amendment Effective Date, as applicable, in each case after giving effect to any rights of indemnification, contribution or subrogation arising among the Subsidiary Loan Parties pursuant to the Collateral Agreement or by law.

SECTION 3.16. [Reserved].

SECTION 3.17. Reimbursement from Third Party Payors. The accounts receivable of Holdings, the Borrower and the Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies required by all applicable Requirements of Law and other Third Party Payor Arrangements to which Holdings, the Borrower or such Subsidiary is subject, and do not exceed in any material respect amounts the Borrower or such Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges. To the knowledge of the Borrower and Holdings, all billings by Holdings, the Borrower and each Subsidiary pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable Requirements of Law, except where failure to comply would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect. To the knowledge of the Borrower and Holdings, there has been no intentional or material over-billing or over-collection by the Borrower or any Subsidiary pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the Third Party Payors with respect to such billings.

SECTION 3.18. Fraud and Abuse; Licenses. To the knowledge of the Borrower and Holdings, none of Holdings, the Borrower or any Subsidiary, nor any of their respective partners, members, stockholders, officers or directors, acting on behalf of Holdings, the Borrower or any Subsidiary, have engaged on behalf of Holdings, the Borrower or any Subsidiary in any activities that are prohibited under 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn, 31 U.S.C. § 3729 et seq., or the regulations promulgated thereunder, or related Requirements of Law, or under any similar state law or regulation, or that are prohibited by binding rules of professional conduct, including (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply and (e) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual, Third Party Payor or other entity for designated health services furnished pursuant to a prohibited referral. Neither Holdings, the Borrower nor any Subsidiary shall be considered to be in breach of this Section 3.18 so long as (a) it shall have taken such actions (including implementation of appropriate internal controls) as may be reasonably necessary to prevent such prohibited actions and (b) such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely result in a Material Adverse Effect.

The facilities operated by the Borrower and its Subsidiaries are qualified for participation in the Government Programs in which they participate, and comply in all material respects with the conditions of participation in all Government Programs in which they participate or have participated, except for the fact that facilities newly developed by any such Person may from time to time be awaiting an initial Medicare certification and/or initial Medicare or Medicaid provider number in accordance with customary processing and certification timeframes of such Government Programs. There is no pending or, to the Borrower’s and Holdings’ knowledge, threatened proceeding or investigation by any of the Government Programs with respect to (i) the Borrower’s or any Subsidiary’s qualification or right to participate in any Government Program in which it participates or has participated, (ii) the compliance or non-compliance by any such Person with the terms or provisions of any Government Program in which it participates or has participated, or (iii) the right of any such Person to receive or retain amounts received or due or to become due from any Government Program in which it participates or has participated, which proceeding or investigation, together with all other such proceedings and investigations, would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.19. Margin Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

SECTION 3.20. Patriot Act.

(a) Neither Holdings, the Borrower nor any Subsidiary nor, to the knowledge of Borrower or Holdings, any Non-Consolidated Entity, is in violation of any requirement of applicable Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”).

(b) Neither Holdings, the Borrower nor any Subsidiary nor, to the knowledge of Borrower or Holdings, any Non-Consolidated Entity or broker or other agent of Holdings, the Borrower or any of its Subsidiaries acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Neither the Holdings, the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower and Holdings, no broker or other agent of the Holdings, the Borrower or any of its Subsidiaries acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20(b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.21. Intellectual Property; Licenses, Etc. Holdings, the Borrower and each of its Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect. Holdings, the Borrower and its Subsidiaries in the operation of their respective businesses as currently conducted do not infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which are not reasonably likely to result in a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, owned by Holdings, the Borrower and each of its Subsidiaries, is pending or, to the knowledge of the Borrower and Holdings, threatened against Holdings, the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark listed in Schedule 9(a) or 9(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 9(a) or 9(b) to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.22. Security Documents.

(a) Security Agreement. The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Documents), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or possession or control, as applicable, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. When the Collateral Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by the Collateral Agreement shall, to the extent allowed by law, constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in Patents and Trademarks (each as defined in the Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Collateral Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Effective Date).

(c) Valid Liens. Each Security Document delivered pursuant to Sections 5.12 and 5.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in (to the extent intended to be created thereby), all of the Loan Parties’ right, title and interest in and to the Collateral thereunder and (i) when all appropriate filings, recordings, registrations or notifications are made as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any such Security Document), such Security Document will constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements or possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(d) Each Mortgage is effective to create, in favor of the Collateral Agent, for the benefit of the Lenders, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the applicable offices (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.12 and 5.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.12 and 5.13), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

SECTION 3.23. Environmental Compliance.

(a) Except with respect to any other matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit or to provide any notification required under any Environmental Law or has become subject to any Environmental Liability or is conducting or financing any investigation, response or corrective action pursuant to any Environmental Law at any location; or (ii) knows of any basis for Environmental Liability. There are no claims, actions, suits, or proceedings alleging potential liability or violation of, or otherwise relating to, any Environmental Law that are, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

(b) Except as not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries or, to the Borrower’s and Holdings’ knowledge, on any property formerly owned or operated by Holdings, the Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material at or on any facility, equipment or property currently owned or operated by Holdings, the Borrower or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials by any Person on any property currently or formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries and there has been no Release of Hazardous Materials by Holdings, the Borrower or any of its Subsidiaries at any other location.

(c) The properties owned, leased or operated by Holdings, the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect.

(d) Holdings, the Borrower and its Subsidiaries are not conducting or financing, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Holdings, the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

(f) Except as would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, neither Holdings, the Borrower nor any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Ropes & Gray LLP, counsel for Holdings and the Borrower, substantially in the form of Exhibit B, (ii) the General Counsel of the Borrower in form satisfactory to the Administrative Agent and (iii) local counsel in each jurisdiction specified on Schedule 4.01 in form satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 (other than, with respect to Section 4.02(a), the representation and warranty set forth in Section 3.04(d), which representation and warranty need not be made on the Effective Date).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer and a legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance with the Collateral and Guarantee Requirement by any Loan Party.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect.

(h) The Lenders shall have received a pro forma consolidated balance sheet of Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to Section 4.01(k)(ii), reflecting all pro forma adjustments (in accordance with Regulation S-X and such other adjustments as shall be agreed between the Borrower and the Arrangers) as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders. After giving effect to the Transactions, none of Holdings, the Borrower or any Subsidiary shall have outstanding any preferred stock or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) the Senior Subordinated Notes and (iii) Indebtedness set forth on Schedule 6.01. The Borrower shall have delivered its most recent projections through the 2014 fiscal year.

(i) All obligations under or relating to the Existing Credit Facilities (other than customary indemnification obligations) and all liens, guarantees and security interests granted in respect thereof (including all adequate protection obligations related thereto) shall have been discharged, and the terms and conditions of such discharge shall be satisfactory to the Administrative Agent. The Administrative Agent shall have received payoff and release letters with respect to the Existing Credit Facilities in form and substance reasonably satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming that since September 30, 2006, there has not been any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or could reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on January 7, 2007).

(k) The Lenders shall have received (i) audited consolidated and consolidating (between US and UK operations) balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Effective Date (without any qualified audit opinion thereon) and (ii) unaudited consolidated and consolidating (between US and UK operations) balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequently completed fiscal quarter since the date of such audited financial statements ended at least 45 days prior to the Effective Date and (iii) to the extent made available by the Borrower to Holdings prior to the Effective Date, each fiscal month after the most recent fiscal period for which financial statements were received by the Lenders as described above and ended at least 30 days prior to the Effective Date (to be in the form provided by the Borrower to Holdings), which financial statements described in clauses (i) and (ii) shall be prepared in accordance with GAAP.

(l) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president or a vice president of the Borrower or a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions.

(m) The Transactions shall have been consummated or shall be consummated simultaneously with the Effective Date in accordance with applicable law, the Merger Agreement and all other related documentation (in each case without giving effect to any amendments, modifications or waivers to or of such documents that are materially adverse to the Lenders not approved by the Arrangers).

(n) The Equity Contributions shall have been made.

(o) The consummation of the Transactions shall comply in all respects with the terms of the Senior Subordinated Notes and the UK Facility and the Senior Subordinated Notes shall have been issued and all the conditions precedent to borrowing under the UK Facility shall have been met.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date); provided that the only representations relating to the Borrower or its Subsidiaries and their businesses, the accuracy of which shall be a condition to availability on the Effective Date shall be those in Sections 3.01, 3.02, 3.08, 3.16, 3.19 and 3.20.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; provided that the only representations relating to the Borrower or its Subsidiaries and their businesses, the accuracy of which shall be a condition to availability on the Effective Date shall be those in Sections 3.01, 3.02, 3.08, 3.16, 3.19 and 3.20.

Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2007, (i) its audited consolidated balance sheet as of the end of such fiscal year and statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (ii) condensed consolidating (between Loan Parties and entities that are not Loan Parties) balance sheet and statements of operations and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and (iii) if at any time the Borrower is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending March 31, 2007, (i) its consolidated balance sheet as of the end of such fiscal quarter, statements of operations, comprehensive income and changes in stockholders’ equity, in each case for such fiscal quarter and the then-elapsed portion of the fiscal year, its statement of stockholders’ equity as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year and its consolidated statement of cash flows for the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) condensed consolidating (between Loan Parties and entities that are not Loan Parties) balance sheet and statements of operations and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and (iii) if at any time the Borrower is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries;

(c) concurrently with any delivery of financial statements under Section 5.01(a) or (b), a certificate of a Financial Officer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance (if necessary) with Section 6.12 (including any exercise of the rights set forth in Section 7.02), showing a detailed calculation of the Available Amount including changes therein from the prior reporting period, the Fair Market Value of the assets of Immaterial Subsidiaries and showing a calculation of the Leverage Ratio for purposes of determining the Applicable Rate and (B) in the case of financial statements delivered under Section 5.01(a), reasonably detailed calculations of Excess Cash Flow for the applicable period, (iii) certifying as to the calculation of Consolidated EBITDA on a Pro Forma Basis for the four fiscal quarter period ending on the date of such financial statements and accompanied by reasonably detailed supporting evidence, and (iv) certifying as to the applicable Secured Leverage Ratio, Fixed Charge Coverage Ratio or Facility-Level EBITDA, at the time of each event for which compliance with a Secured Leverage Ratio, Fixed Charge Coverage Ratio or Facility-Level EBITDA threshold is expressly required (i.e. the requirement is not solely that no Default or Event of Default exist on a Pro Forma Basis) during the period covered by the applicable financial statements being delivered under Section 5.01(a) or (b), accompanied by reasonably detailed supporting evidence; it being understood that each of the calculations described in this Section 5.01(c) shall provide a reconciliation to the financial statements delivered under Sections 5.01(a) and (b);

(d) concurrently with any delivery of financial statements under Section 5.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default and, if such knowledge has been obtained, describing such Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) within 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, as applicable;

(g) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary or any Plan, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the obligations this Section 5.01 may be satisfied with respect to information of the Borrower or any Subsidiary by furnishing (A) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form l0-K, 10-Q or 8-K, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender), through the Administrative Agent, written notice of the following promptly after obtaining knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Subsidiary that, if adversely determined, is reasonably likely to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) the receipt by Holdings, the Borrower or any Subsidiary of (i) any notice of any loss of any governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise or (ii) any notice, compliance order or adverse report issued by any Governmental Authority or Third Party Payor that, if not promptly complied with or cured, could result in (A) the suspension or forfeiture of any material governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise necessary for the Borrower or any Restricted Subsidiary to carry on its business as now conducted or as proposed to be conducted or (B) any other material Limitation imposed upon the Borrower or any Restricted Subsidiary;

(e) any Change in Law of the type described in clause (a) or (b) of such definition relating to any Third Party Payor Arrangement that could reasonably be expected to have a material and adverse effect on the ability of the Borrower or any Restricted Subsidiary to carry on its business as now conducted or as proposed to be conducted; and

(f) any other development that results in, or is reasonably likely, individually or in the aggregate, to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral.

(a) The Borrower will furnish to the Collateral Agent prompt written notice (but in no event later than 60 days) of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Collateral Agent a certificate executed by a Financial Officer and the General Counsel or Assistant General Counsel of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section (it being understood that with such updates to the Perfection Certificate the Borrower need not conduct additional lien or other database searches or list any filing offices or give the information required by Section 3 thereof).

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, Reimbursement Approvals, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Taxes. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and fire or other casualty excepted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents; each insurance policy maintained pursuant to this sentence shall name the Collateral Agent as additional insured or loss payee if permitted by law and the Borrower shall use commercially reasonable efforts to cause each such insurance policy to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower will, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require (but such amount may be no less than that amount required under the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time), if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.08. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including any information relating to actual or potential compliance with or liability under Environmental Laws, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.

SECTION 5.10. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to comply with all Requirements of Law, including ERISA and Environmental Laws, and all requirements of Government Programs even if not Requirements of Law, applicable to it, its operations and all property owned, operated and leased by any of them, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the New Tranche B Term Loans and Revolving Loans borrowed on the Second Amendment Effective Date will be used by the Borrower on the Second Amendment Effective Date, solely for (a) first, the payment of the 2012 Transaction Costs, and (b) second, the payment of all principal, interest, fees and other amounts outstanding under the Existing Revolving Credit Facility and the Senior Subordinated Notes. The proceeds of the Revolving Loans (except as described above), Swingline Loans and Letters of Credit will be used only for working capital and for other general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary (other than an Immaterial Subsidiary) is formed or acquired after the Effective Date (or if any Immaterial Subsidiary or Specified Subsidiary that is not a Subsidiary Loan Party ceases to qualify as an Immaterial Subsidiary or Specified Subsidiary, as applicable), the Borrower will, promptly and in any event within 30 days of such event, notify the Collateral Agent and the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party; provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance, or exceptions from compliance, with the provisions of this paragraph by any Loan Party.

SECTION 5.13. Further Assurances.

(a) Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents (including legal opinions).

(b) If any material assets (including any real property (other than any leased real property) or improvements thereto or any interest therein, other than any real property with a fair value of less than $2,500,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to the Lien of the Security Documents securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.13(a), all at the expense of the Loan Parties, all within 90 days of such request, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph by any Loan Party. Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefits to the Lenders therefrom.

SECTION 5.14. Environmental Matters. Except, in each case, to the extent that the failure to do so is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, Holdings and the Borrower will comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent Holdings, the Borrower or any Restricted Subsidiary is required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials at, on, under or emanating from any affected property, in accordance with the requirements of all Environmental Laws.

SECTION 5.15. Designation of Subsidiaries.

(a) The Borrower may at any time after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant assuming that the Financial Performance Covenant is applicable (it being understood that as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if (i) it is a “Restricted Subsidiary” for the purpose of the Senior Notes or any other Indebtedness of Holdings or the Borrower or (ii) the Borrower or any Restricted Subsidiary provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness (other than the pledge of Equity Interests of Unrestricted Subsidiaries) of any Indebtedness of such Unrestricted Subsidiary or is directly or indirectly liable on such Indebtedness, as a guarantor or otherwise or any Indebtedness of such Unrestricted Subsidiary contains a default that would permit, upon notice, lapse of time or both, any holder of any Indebtedness of Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.15(a) prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary), together with the amount of all Investments outstanding pursuant to the proviso to Section 6.04(vi) and Section 6.04(xvi), as of the Designation Date shall not exceed 15.0% of the Total Assets as of the Designation Date on a pro forma basis for such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

(b) If, at any time, a Restricted Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Restricted Subsidiary”, it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01 the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary not to be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 6.01 and (2) no Default or Event of Default would be in existence following such designation. In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) the Board of Directors designates a Qualified Restricted Subsidiary not to be a Restricted Subsidiary, then all Investments in such Subsidiary since the Effective Date shall be deemed to be an incurrence under Section 6.04(xvi) and to consequently reduce amounts available under Section 5.15(a)(v), the proviso to Section 6.04(vi) and Section 6.04(xvi). The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth any such designation as a condition precedent to such designation.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities.

(a) Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly create, incur, issue, guarantee or assume or otherwise become directly or indirectly liable for any Indebtedness, contingently or otherwise, except:

(i) Indebtedness created under the Loan Documents;

(ii) the Senior Notes and any notes issued in exchange or substitution therefor pursuant to a registration rights agreement so long as the aggregate principal amount thereof is not increased and, in each case, Permitted Refinancings thereof;

(iii) Indebtedness existing on the Second Amendment Effective Date and set forth in Schedule 6.01 and Permitted Refinancings thereof;

(iv) Indebtedness of the Borrower owed to any Qualified Restricted Subsidiary and of any Qualified Restricted Subsidiary owed to the Borrower or any other Qualified Restricted Subsidiary;

(v) Guarantees by the Borrower of Indebtedness of any Qualified Restricted Subsidiary and by any Qualified Restricted Subsidiary of Indebtedness of the Borrower or any other Qualified Restricted Subsidiary, provided that the Indebtedness so Guaranteed is permitted by this Section 6.01;

(vi) (A) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by clauses (A) and (B) of this clause (vi) shall not, together with (1) Indebtedness incurred pursuant to clauses (x) and (y) of the second proviso of Section 6.01(a)(vii) and Section 6.01(a) (xiv) then outstanding and (2) Indebtedness of the Restricted Subsidiaries outstanding on the Second Amendment Effective Date (other than under the Loan Documents or the Senior Notes Documents), but only to the extent such Indebtedness or any refinancing Indebtedness in respect thereof remains outstanding on the date of determination, exceed the greater of (I) $200.0 million and (II) 1.25x Facility-Level EBITDA for the latest four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 on a Pro Forma Basis; provided further that (i) after giving effect to the incurrence of Indebtedness under this clause (A) on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and (ii) no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, and (B) Permitted Refinancings thereof;

(vii) (A) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, provided further that if (1) (x) such Indebtedness is secured by a Lien on the assets of or Equity Interests in such Restricted Subsidiary or (y) such Restricted Subsidiary is not a Loan Party, then (I) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis the Borrower must be in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and (II) the aggregate amount of Indebtedness permitted by clauses (A) and (B) of this clause (vii) shall not, together with (a) Indebtedness incurred pursuant to Sections 6.01(a)(vi) and (xiv) then outstanding and (b) Indebtedness of the Restricted Subsidiaries outstanding on the Second Amendment Effective Date (other than under the Loan Documents or the Senior Notes Documents), but only to the extent such Indebtedness any or any refinancing Indebtedness in respect thereof remains outstanding on the date of determination, exceed the greater of (i) $200.0 million and (ii) 1.25x Facility-Level EBITDA for the latest four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 on a Pro Forma Basis and (2) such Indebtedness is unsecured and such Qualified Restricted Subsidiary is a Loan Party then immediately prior to and after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Borrower must be able to incur $1.00 of Indebtedness under Section 6.01(a)(xi), and (B) Permitted Refinancings thereof;

(viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(ix) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business;

(x) Indebtedness of any Loan Party pursuant to Swap Agreements permitted by Section 6.07;

(xi) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, (A) Indebtedness of a Loan Party may be incurred so long as the Fixed Charge Coverage Ratio is at least 2.0 to 1.0 on a Pro Forma Basis and (B) Permitted Refinancings thereof;

(xii) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(xiii) Indebtedness in respect of promissory notes issued to physicians, consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 6.08(a)(iii) and Permitted Refinancings thereof;

(xiv) (A) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of Restricted Subsidiaries not to exceed at any time outstanding, together with (1) Indebtedness incurred pursuant to Section 6.01(a)(vi) and clauses (x) and (y) the second proviso of Section 6.01(a)(vii) then outstanding and (2) Indebtedness of the Restricted Subsidiaries outstanding on the Second Amendment Effective Date (other than under the Loan Documents or the Senior Notes Documents), but only to the extent such Indebtedness any or any refinancing Indebtedness in respect thereof remains outstanding on the date of determination, the greater of (I) $200.0 million and (II) 1.25x Facility-Level EBITDA for the latest four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 on a Pro Forma Basis; provided that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and (B) Permitted Refinancings thereof;

(xv) Guarantees by any Loan Party of Indebtedness of a Non-Consolidated Entity in compliance with Section 6.04(xvi);

(xvi) (A) Additional Unsecured Debt in an aggregate principal amount not to exceed $200,000,000 at any time outstanding incurred to finance Permitted Acquisitions; provided that any amount in excess of $100,000,000 is (and all guarantees with respect thereto are) subordinated to the Obligations pursuant to customary subordination terms as reasonably determined by the Borrower; provided further that after giving effect to the incurrence of such Additional Unsecured Debt on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis and (B) Permitted Refinancings thereof;

(xvii) (A) Indebtedness of Foreign Subsidiaries that are Qualified Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis and (B) Permitted Refinancings thereof;

(xviii) (A) (1) Additional Unsecured Debt in an aggregate principal amount not to exceed $75,000,000 at any time outstanding that is (and all guarantees with respect thereto are) subordinated to the Obligations pursuant to customary subordination terms as reasonably determined by the Borrower and (2) additional Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that, in each case, after giving effect to the incurrence of such Additional Subordinated Debt or Indebtedness, as the case may be, on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis and (B) Permitted Refinancings thereof; and

(xix) (A) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (xix) shall not exceed $75.0 million; provided further that after giving effect to the incurrence of Indebtedness under this clause (A) the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, and (B) Permitted Refinancings thereof.

(xx) Indebtedness in respect of (A) Permitted Other Indebtedness to the extent that either (1) the Net Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 2.11(c) or (2) the Net Proceeds therefrom are applied no later than 10 Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Senior Notes (provided, in the case of this clause (A)(2), (x) such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing the Obligations and (y) such Permitted Other Indebtedness shall otherwise comply with the definition of “Permitted Refinancing”); and (B) any Permitted Refinancings thereof; provided that (I) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (II) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”; and

(xxi) Indebtedness in respect of (A) Permitted Other Indebtedness; provided that (1) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (A) shall not exceed the Maximum Incremental Debt Amount minus the amount of any Incremental Commitments obtained since the Second Amendment Effective Date pursuant to Section 2.20(a)(i), (2) immediately prior to and after giving effect to any such Permitted Other Indebtedness, no Default has occurred or is continuing or shall result therefrom and (3) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding and (B) Permitted Refinancings thereof.

(b) All Indebtedness incurred pursuant to this Section 6.01 of any Loan Party owed to any Subsidiary or Non-Consolidated Entity that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; provided that, notwithstanding the foregoing, such Indebtedness shall only be subordinated to the extent permitted by applicable laws or regulations. Guarantees incurred after the Effective Date pursuant to this Section 6.01 by a Loan Party of Indebtedness of a Restricted Subsidiary or Non-Consolidated Entity that is not a Loan Party shall be subordinated to the Obligations of the Loan Party. Notwithstanding anything in Section 6.01(a) to the contrary, (x) no Subsidiary that is a Specified Subsidiary may incur any Indebtedness on or after the Effective Date and (y) the principal amount of any Indebtedness secured by a Lien against the assets of a Loan Party listed on Schedule 6.02 shall not be increased after the Effective Date.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created by the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Second Amendment Effective Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Second Amendment Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset or Equity Interests of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (A) such Lien secures Indebtedness permitted by Section 6.01(a)(vii) and such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary, provided that (A) such security interests secure Indebtedness permitted by Sections 6.01(a)(vi) or 6.01(a)(xix), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (C) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(vii) Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(viii) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(ix) licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xi) Liens that are contract rights of set-off (i) relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xii) Liens solely on any cash earned money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(xiii) Liens in favor of a Loan Party securing Indebtedness permitted under Sections 6.01(a)(iv) and (v);

(xiv) Liens on assets securing Indebtedness (and related obligations) permitted by Section 6.01(a)(xiv), (xx) and (xxi), in each case so long as the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis at the time such Lien is incurred;

(xv) Liens on assets of the Borrower or the Restricted Subsidiaries not otherwise permitted by this Section 6.02, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds at any time outstanding the greater of (x) $15,000,000 and (y) 1.00% of Total Assets on a pro forma basis;

(xvi) Permitted Payment Restrictions; and

(xvii) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted under Section 6.01(a)(xvii) so long as such Liens solely relate to assets of Foreign Subsidiaries that are obligors under the applicable Indebtedness provided that in no event shall any Restricted Subsidiary create, incur, assume or permit to exist any consensual Lien on (A) any Collateral (other than (i) Liens created under the Loan Documents, (ii) Liens (permitted under Section 6.02(iv)) pledged to secure Indebtedness permitted under Section 6.01(a)(vii) incurred by Persons that become Restricted Subsidiaries after the Effective Date, (iii) Liens listed on Schedule 6.02 (iv) Liens permitted under Section 6.02(v) and (v) Liens (permitted under Section 6.02(xiv)) securing Permitted Other Indebtedness permitted by Section 6.01(a)(xx) and (xxi) or (B) any Equity Interests (including of Non-Consolidated Entities) owned by them (other than (i) Liens created under the Loan Documents, (ii) Liens (permitted under Section 6.02(iv)) on any Equity Interests of a Restricted Subsidiary pledged to secure Indebtedness permitted under Section 6.01(a)(vii) and (iii) Liens listed on Schedule 6.02 (iv) Liens permitted under Section 6.02(v) and (v) Liens (permitted under Section 6.02(xiv)) securing Permitted Other Indebtedness permitted by Section 6.01(a)(xx) and (xxi)).

SECTION 6.03. Fundamental Changes.

(a) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations the Borrower under the Loan Documents, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger is a Subsidiary Loan Party or a Qualified Restricted Subsidiary, is or becomes a Subsidiary Loan Party and/or Qualified Restricted Subsidiary, as applicable, concurrently with such merger, (iii) any Restricted Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) any asset sale permitted by Section 6.05(g) may be effected through the merger of a subsidiary of the Borrower with a third party, provided that any such merger referred to in clauses (i), (ii) or (iv) above involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.

(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower (but no other subsidiaries) and engaging in corporate and administrative functions and other activities incidental thereto. Holdings will not own or acquire any assets (other than any cash on hand as of the Effective Date not otherwise contributed to the Borrower in connection with the Transactions, any cash on hand as of the Second Amendment Effective Date not otherwise contributed to the Borrower in connection with the 2012 Transactions, Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.08) or incur any liabilities (other than liabilities reasonably incurred in connection with its maintenance of its existence and activities incidental thereto); provided that (i) Holdings may incur Qualified Holdings Debt and retain, dividend or contribute to the Borrower the proceeds thereof; provided that other than with respect to any additional principal amounts resulting from the accrual of pay-in-kind interest, no Default has occurred and is continuing or would result therefrom, and (ii) Holdings may issue ordinary common stock and other Qualified Equity Interests and retain, dividend or contribute to the Borrower the proceeds thereof.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Restricted Subsidiary to, purchase or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Investments, except:

(i) Permitted Acquisitions;

(ii) Permitted Investments;

(iii) Investments existing on the Second Amendment Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof;

(iv) Investments (including equity contributions) by the Borrower and the Restricted Subsidiaries in Qualified Restricted Subsidiaries (other than an Insurance Subsidiary);

(v) loans or advances made by the Borrower to any Qualified Restricted Subsidiary (other than an Insurance Subsidiary) and made by any Restricted Subsidiary to the Borrower or any Qualified Restricted Subsidiary (other than an Insurance Subsidiary), provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement;

(vi) Guarantees (other than of Indebtedness of an Insurance Subsidiary) constituting Indebtedness permitted by Section 6.01; provided that if at the time of and after giving effect to any Guarantee (and without limiting the foregoing) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Qualified Restricted Subsidiaries that is Guaranteed by the Borrower or any Qualified Restricted Subsidiary (together with the amount of Investments permitted under Section 5.15(a)(v) and Section 6.04(xvi)) exceeds 15.0% of Total Assets (in each case determined without regard to any write-downs or write-offs) on a pro forma basis such Guarantee shall not be permitted and that any such Guarantees shall only be permitted so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis; provided further that (i) substantially all of the business activities of any such Restricted Subsidiary that is not a Qualified Restricted Subsidiary whose Indebtedness is so Guaranteed consists of owning or operating surgical facilities and (ii) a majority of the voting stock of such Person is owned by the Borrower, its Restricted Subsidiaries and/or other Persons that are not Affiliates of the Borrower;

(vii) receivables or other trade payables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(viii) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of delinquent accounts of and disputes with customers and suppliers in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(ix) Investments by the Borrower or any Restricted Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(x) loans or advances by the Borrower or any Restricted Subsidiary to employees (a) made for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (b) otherwise not exceeding $2,500,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs of such loans or advances);

(xi) Investments in the form of Swap Agreements permitted by Section 6.07;

(xii) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(xiii) Investments received in connection with the dispositions of assets permitted by Section 6.05;

(xiv) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(xv) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Investments by the Borrower or any Restricted Subsidiary in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future advances, not exceeding the Available Amount immediately prior to the time of the making of any such Investment;

(xvi) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Investments in joint ventures, Restricted Subsidiaries that are not Qualified Restricted Subsidiaries and Unrestricted Subsidiaries by the Borrower or any Qualified Restricted Subsidiary in an aggregate amount not to exceed at the time of such Investment on a pro forma basis, together with the amount of Investments permitted under Section 5.15(a)(v) and the proviso to Section 6.04(vi), 15.0% of Total Assets on a pro forma basis; provided that (i) substantially all of the business activities of any such joint venture, Restricted Subsidiary that is not a Qualified Restricted Subsidiary, or Unrestricted Subsidiary consists of owning or operating surgical facilities and (ii) a majority of the voting stock of such Person is owned by the Borrower, its Restricted Subsidiaries and/or other Persons that are not Affiliates of the Borrower; provided, further, that if any Person in which an Investment is made pursuant to this clause (xvi) thereafter (A) becomes a Qualified Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Qualified Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (iv) above and not be accounted for under this clause (xvi)

(xvii) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xviii) advances to Non-Consolidated Entities in the ordinary course of business, which when made are expected to be repaid within sixty days of such advance;

(xix) Investments, loans and advances by the Borrower or any Restricted Subsidiary to any Insurance Subsidiary in amounts equal to (i) the capital required under the applicable laws or regulations of the jurisdiction in which such Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Insurance Subsidiary and (ii) any reasonable corporate overhead expenses of such Insurance Subsidiary;

(xx) [Reserved]; and

(xxi) [Reserved].

SECTION 6.05. Asset Sales. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04) (each, a “Disposition” or “Dispose”), except:

(a) Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) Dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions from a Loan Party to a Subsidiary that is not a Loan Party or from the Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary or from a Qualified Restricted Subsidiary to a Restricted Subsidiary that is not a Qualified Restricted Subsidiary are permitted under Section 6.04;

(c) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) Dispositions of property to the extent such property constitutes an investment permitted by Sections 6.04(ii), (viii) or (xii);

(e) Dispositions constituting sale and leaseback transactions permitted by Section 6.06;

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(g) Dispositions of assets that are not permitted by any other paragraph of this Section 6.05, provided that the aggregate Fair Market Value of all assets Disposed of in reliance upon this clause (g) (excluding any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1,000,000 shall not exceed 5.0% of Total Assets during any fiscal year (measured as of the start of such fiscal year);

(h) exchanges of property for similar replacement property for fair value;

(i) Investments in compliance with Section 6.04;

(j) leases or subleases that constitute a Permitted Encumbrance; and

(k) the sale of Equity Interests in a Qualified Restricted Subsidiary to a Strategic Investor in connection with the syndication or re-syndication of such Equity Interests within one (1) year of the formation of such Qualified Restricted Subsidiary or the purchase of such Equity Interest, as applicable, in the ordinary course of business;

(l) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 6.03(b);

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c), (f) and (j) above) shall be made for fair value and (other than those permitted by paragraphs (b), (h), (i) and (j) above) for at least 75% cash consideration (it being understood that the following shall constitute cash consideration: an aggregate additional amount of non-cash consideration in the amount of the sum of (x) 2.5% of Total Assets at any time outstanding net of any non-cash consideration previously counted under this clause since the Effective Date that was not subsequently counted as Net Proceeds and (y) in the case of any sale or contribution of assets by the Borrower or a Restricted Subsidiary to a joint venture with a Strategic Investor, any non-cash consideration received by the Borrower or such Restricted Subsidiary; provided that (A) the case of each of clause (x) and (y), any such non-cash consideration that is converted into cash or Permitted Investments shall be treated as Net Proceeds in accordance with Section 2.11(c) and (B) in the case of clause (y), in the event such non-cash consideration is other than in the form of a note, such non-cash consideration shall be deemed to have been incurred as an Investment under Section 6.04(xvi) and to consequently reduce amounts available under Section 5.15(a)(v), the proviso to Section 6.04(vi) and Section 6.04(xvi) and, in the case of each of clause (x) and (y), that after giving effect to such sales, transfers, leases and other dispositions permitted hereby the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding)) (it being understood that for purposes of clause (a) above, accounts receivable received in the ordinary course and any property received in exchange for used, obsolete, worn out or surplus equipment or property and any non-cash consideration that was actually converted into cash within 6 months following the applicable sale, transfer, lease or other disposition by the Borrower or any of its Restricted Subsidiaries shall be deemed to constitute cash consideration and to the extent actually cash, Net Proceeds).

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (x) any such sale of any fixed or capital assets of the Borrower or any Restricted Subsidiary which sale is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset, or (y) sale and leaseback transactions with respect to properties acquired after the Effective Date, where the Fair Market Value of such properties in the aggregate does not to exceed $10,000,000.

SECTION 6.07. Swap Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock, membership or partnership interests or other similar Equity Interests;

(iii) Borrower may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used by Holdings or a Parent to (i) purchase or redeem Equity Interests of Holdings or a Parent acquired by employees, consultants or directors of Holdings, the Borrower or any Restricted Subsidiary upon such Person’s death, disability, retirement or termination of employment or (ii) pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests, provided that the aggregate amount of such dividends or other distributions under this clause (iii) shall not exceed in any calendar year the lesser of (x) the sum of $500,000 and the aggregate amount of Restricted Payments permitted (but not made) in prior years pursuant to this clause (iii) and (y) $2,500,000; provided that any cancellation of Indebtedness owing to the Borrower in connection with and as consideration for a repurchase of Equity Interests of Holdings (or a Parent) shall not be deemed to constitute a Restricted Payment for purposes of this clause (iii); provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the cash proceeds of key man life insurance policies received by Holdings (to the extent such proceeds are contributed to the Borrower) or any Borrower or any Restricted Subsidiary after the Effective Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clause (1) above in any calendar year) less (2) the amount of any Restricted Payments previously made pursuant to clause (1) of this clause (iii);

(iv) the Borrower may make Restricted Payments to Holdings to be used by Holdings solely to pay (or to make Restricted Payments to allow a Parent to pay) (A) costs and expenses relating to Holdings or a Parent being a public company and (B) its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Holdings or a Parent in the ordinary course of its business, provided that such Restricted Payments under clause (B) above shall not exceed $3,000,000 in any calendar year;

(v) the Borrower may make Restricted Payments to Holdings in an amount necessary to enable Holdings to pay (or make Restricted Payments to allow a Parent to pay) the Taxes directly attributable to (or arising as a result of) the operations of a Parent, Holdings, the Borrower and the Restricted Subsidiaries, provided that (A) the amount of such Restricted Payments shall not exceed the lesser of (x) the tax liabilities that the Borrower and the Restricted Subsidiaries would be required to pay in respect of Federal, state and local taxes were the Borrower and the Restricted Subsidiaries to pay such Taxes as stand-alone taxpayers less any tax payable directly by the Borrower or any Restricted Subsidiary or (y) the actual liabilities of the Parent group on a consolidated or combined basis and (B) all Restricted Payments made to Holdings or a Parent pursuant to this clause (v) are used by Holdings or a Parent for the purposes specified herein within 20 days of the receipt thereof; provided, further that notwithstanding anything to the contrary, the Borrower may make Restricted Payments to Holdings in an amount necessary to enable Holdings to pay (or make Restricted Payments to allow a Parent to pay) (x) any taxes incurred as a direct result of the UK Spin-Out and (y) any taxes incurred as a direct result of the 2012 Dividend (such taxes described in clauses (x) and (y) not to exceed $35,000,000);

(vi) the Borrower may make Restricted Payments to Holdings to pay (or to make Restricted Payments to allow a Parent to pay) management, consulting and advisory fees to any Sponsor to the extent permitted by Section 6.09(i);

(vii) the Borrower may make Restricted Payments to Holdings in an amount necessary to permit Holdings to pay (or to make Restricted Payments to allow a Parent to pay) interest in cash (including interest previously paid “in kind” or added to the principal amount thereof after the Effective Date) on Qualified Holdings Debt, but only to the extent the proceeds (together with a pro rata portion of related transaction expenses paid from such proceeds) of such Qualified Holdings Debt were used to make Capital Expenditures by Borrower or a Qualified Restricted Subsidiary, prepay Term Loans, make Investments by Borrower or a Qualified Restricted Subsidiary pursuant to Section 6.04(xvi) or repay, redeem, defease or otherwise refinance any Qualified Holdings Debt previously issued hereunder but only to the extent the proceeds of such Qualified Holdings Debt were used to make Capital Expenditures by Borrower or a Qualified Restricted Subsidiary, prepay Term Loans or make Investments by Borrower or a Qualified Restricted Subsidiary pursuant to Section 6.04); provided that (A) the Borrower has made all prepayments required pursuant to Section 2.11(d) prior to or contemporaneously with any such payment of interest, (B) no Default or Event of Default shall have occurred and be continuing at the time of any such payment or would result therefrom on a Pro Forma Basis, (C) all Restricted Payments made pursuant to this clause (vii) are used by Holdings or a Parent for the purposes specified herein within 20 days of receipt thereof and (D) both before and after giving effect to any Restricted Payment under this clause (vii), the Borrower could incur $1.00 of Indebtedness under Section 6.01(a)(xi) (counting all interest expense (including non-cash interest expense) on Qualified Holdings Debt during the applicable period as Fixed Charges of the Borrower);

(viii) the Borrower and the Restricted Subsidiaries may make additional Restricted Payments (and Holdings may make Restricted Payments with such amounts received from the Borrower) in an aggregate amount throughout the term of this Agreement, together with the amount of any prepayment, redemption, defeasance, repurchase or other retirement made under clause (B) of Section 6.08(b)(iv), not exceeding the greater of (x) $35,000,000 and (y) 2% of Total Assets (it being understood that if Total Assets should decrease, Restricted Payments already made in compliance with this clause shall not constitute a Default); provided that no Default has occurred and is continuing;

(ix) the Borrower and the Restricted Subsidiaries may make additional Restricted Payments (and Holdings may make Restricted Payments with such amounts received from the Borrower) in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of such Restricted Payment; provided that immediately prior to and after giving effect to such Restricted Payment on a Pro Forma Basis, the Borrower could incur $1.00 of Indebtedness under Section 6.01(a)(xi) and no Default has occurred and is continuing;

(x) the Borrower may make Restricted Payments to Holdings to pay any non-recurring fees, cash charges and cost expenses incurred in connection with the issuance of Equity Interests or Indebtedness, in each case only to the extent that such transaction is not consummated;

(xi) Restricted Payments in connection with the 2012 Transactions;

(xii) on and after an IPO, additional Restricted Payments in an aggregate amount per annum not to exceed an amount equal to 6% the net proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from such IPO;

(xiii) Investments in non-wholly owned Subsidiaries or Non-Consolidated Entities permitted by Section 6.04; and

(xiv) the purchase, redemption or other acquisition or retirement for value of Equity Interests of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Equity Interests.

(b) The Borrower will not nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, the Senior Notes (or any Permitted Refinancing thereof) or any Subordinated Indebtedness (other than intercompany loans among Subsidiaries and the Borrower), except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of such Indebtedness, other than as prohibited by any subordination provisions thereof;

(ii) the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes (x) a Permitted Refinancing or (y) Indebtedness permitted under Section 6.01(a)(xxi)(A)(2));

(iii) the conversion or exchange of the Senior Notes (or any Permitted Refinancing thereof) or any Subordinated Indebtedness into, or redemption, repurchase, prepayment, defeasance or other retirement of any such Indebtedness with the Net Proceeds of the issuance by Holdings or a Parent of, (A) Equity Interests (or capital contributions in respect thereof) after the Effective Date to the extent not Otherwise Applied or (B) Qualified Holdings Debt, plus any fees and expenses in connection with such conversion, exchange, redemption, repurchase, prepayment, defeasance or other retirement;

(iv) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, the prepayment, redemption, defeasance, repurchase or other retirement of Senior Notes (or any Permitted Refinancing thereof) and Subordinated Indebtedness for an aggregate purchase price since the Effective Date (A) not to exceed the Available Amount or (B) together with the amount of Restricted Payments permitted under Section 6.08(a)(viii), not exceeding the greater of (x) $35,000,000 and (y) 2% of Total Assets (it being understood that if Total Assets should decrease, any prepayment, redemption, defeasance, repurchase or other retirement already made in compliance with this clause shall not constitute a Default).

SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(b) (i) transactions between or among the Borrower and the Subsidiary Loan Parties, (ii) transactions between or among Qualified Restricted Subsidiaries that are not Subsidiary Loan Parties and (iii) transactions between or among the Borrower and its Restricted Subsidiaries consistent with past practice and made in the ordinary course,

(c) any investment permitted under Section 6.04(iv), 6.04(v), 6.04(vii), 6.04(xiii) or 6.04(xvii),

(d) any Indebtedness permitted under Section 6.01(a)(iv),

(e) any Restricted Payment permitted under Section 6.08,

(f) any sale, transfer or disposition permitted under Section 6.05,

(g) loans or advances to employees permitted under Section 6.04,

(h) any lease or sublease entered into between the Borrower or any Restricted Subsidiary, as lessee or sublessee, and any of the Affiliates (as of the Effective Date) of the Borrower or entity controlled by such Affiliates, as lessor or sublessor, which is approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower,

(i) so long as no Default described in Section 7.01(b) and no Event of Default has occurred and is continuing, the Borrower may pay, or may pay cash dividends to enable Holdings to pay, customary management, consulting, monitoring or advisory fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid (including accrued amounts) pursuant to the Sponsor Management Agreement and related indemnities and reasonable expenses,

(j) payments by Holdings, the Borrower or any of its Restricted Subsidiaries to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the members of the disinterested members of the Board of Directors of the Borrower, in good faith in an aggregate amount for all such fees not to exceed 2.00% of the aggregate transaction value in respect of which such services are rendered,

(k) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any Restricted Subsidiary in the ordinary course of business,

(l) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors,

(m) transactions pursuant to agreements existing on the Second Amendment Effective Date and set forth on Schedule 6.09 and any amendments thereto to the extent such amendments are not materially less favorable to the Borrower or such Subsidiary Loan Party than those provided for in the original agreements,

(n) employment and severance arrangements entered into in the ordinary course of business and approved by the Borrower’s Board of Directors between a Parent, Holdings, the Borrower or any Restricted Subsidiary and any employee thereof,

(o) all payments made or to be made in connection with the Transactions or the 2012 Transactions, including the payment of the Transaction Costs and the 2012 Transaction Costs, and

(p) payments by the Borrower or any of its Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Insurance Subsidiary.

SECTION 6.10. Restrictive Agreements.

(a) Subject to clauses (b) through (d) below, the Borrower will not, nor will they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary.

(b) Section 6.10(a) shall not apply to restrictions and conditions (i) imposed by law or by any Loan Document or any Senior Notes Document or any document governing Indebtedness of a Foreign Subsidiary permitted to be incurred under this Agreement (provided that such restrictions shall apply only to such Foreign Subsidiary), (ii) existing on the Second Amendment Effective Date and identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) imposed by law on any Insurance Subsidiary, (v) imposed by any customary provisions restricting assignment of any agreement entered into the ordinary course of business, (vi) imposed by any instrument or agreement governing Indebtedness of a Restricted Subsidiary acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any such Person, other than the Person or any of its Subsidiaries, so acquired (provided that such Indebtedness was permitted by Section 6.01 to be incurred), (vi) imposed by any instrument or agreement governing Indebtedness (i) of any Foreign Subsidiary and (ii) of the Borrower or any Restricted Subsidiary that is incurred or issued subsequent to the Effective Date and is permitted pursuant to Section 6.01 (provided that the restrictions in such Indebtedness are not materially more restrictive in the aggregate than the restrictions contained in this Agreement) or (vii) that are Permitted Payment Restrictions.

(c) Section 6.10(a)(i) shall not apply to restrictions or conditions imposed by customary provisions in leases restricting the assignment thereof.

(d) Section 6.10(a)(ii) shall not apply to customary provisions in joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture.

SECTION 6.11. Amendment of Material Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any Senior Notes Document or any documentation governing any Subordinated Indebtedness or Additional Unsecured Debt (other than on terms that would be permitted in a Permitted Refinancing thereof) or (b) its certificate of incorporation, by-laws or other organizational documents, in each case, to the extent such amendment, modification or waiver would be materially adverse to the Lenders, as determined in good faith by the Borrower;

SECTION 6.12. Secured Leverage Ratio. If any Revolving Loan or Swingline Loan is outstanding or LC Exposure in excess of $7.5 million is outstanding, the Borrower shall maintain a Secured Leverage Ratio of less than or equal to (i) 5.25 to 1.0 as of the last day of each of the first three fiscal quarters ended after the Second Amendment Effective Date, (ii) 5.00 to 1.0 as of the last day of each of the next four fiscal quarters ended after the Second Amendment Effective Date, (iii) 4.75 to 1.0 as of the last day of each of the next two fiscal quarters ended after the Second Amendment Effective Date (iii) 4.50 to 1.0 as of the last day of each of the next six fiscal quarters ended after the Second Amendment Effective Date and (iv) 4.00 to 1.0 as of the last day of each other fiscal quarter ended after the Second Amendment Effective Date, unless:

(a) the Required Revolving Lenders otherwise consent in writing; or

(b) solely for the purpose of this Section 6.12, on the last day of the applicable fiscal quarter (or, if applicable, on the expiration of the tenth day subsequent to the date on which financial statements with respect to the fiscal period as of the end of which the Secured Leverage Ratio is being measured are required to be delivered pursuant to Section 5.01) there are no Revolving Loans or Swingline Loans outstanding and LC Exposure in the aggregate does not exceed $7.5 million.

SECTION 6.13. Fiscal Year. The Borrower will not change its fiscal year-end to a date other than December 31.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings and the Borrower), 5.11 or in Article VI (provided that a breach of the Financial Performance Covenant shall not by itself constitute an Event of Default in the case of Term Loans);

(e) Holdings, the Borrower or any Subsidiary Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Sections 7.01(a), (b) or (d)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets (to the extent not prohibited under this Agreement) securing such Indebtedness; provided further that a breach of the Financial Performance Covenant shall not by itself constitute an Event of Default in the case of Term Loans unless (i) the Borrower fails to obtain a waiver of the breach of the Financial Performance Covenant from the Revolving Lenders or otherwise remedy such breach within 45 days following notice thereof from the Administrative Agent to the Borrower or (ii) the Revolving Lenders terminate the Revolving Commitments or declare the Revolving Loans to be due and payable in accordance with this Section 7.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (to the extent not paid or covered by insurance provided by a carrier that has acknowledged its obligation to pay such claim in writing and that has a credit rating of at least “A” by A.M. Best Company, Inc.) in an aggregate amount in excess of $20,000,000 shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $20,000,000 for all periods;

(m) any Lien purported to be created under any Security Document for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under this Agreement) shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(n) any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;

(o) the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(p) any Subordinated Indebtedness or any Guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of Holdings and the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement, as applicable, or any Loan Party or the holders of at least 25% in aggregate principal amount of any Subordinated Indebtedness shall so assert; or

(q) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or in the case of a breach of the Financial Performance Covenant that does not result in an Event of Default with respect to the Term Loans at the request of the Required Revolving Lenders acting solely with respect to the Revolving Loans and Revolving Commitments) shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7.01(h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirement of the Financial Performance Covenant, until the expiration of the tenth day subsequent to the date on which financial statements with respect to the fiscal period for which the Financial Performance Covenant is being measured are required to be delivered pursuant to Section 5.01 (the “Cure Expiration Date”), the Borrower shall have the right to apply the Net Proceeds of a Qualified Equity Issuance or any contribution to the capital of the Borrower (the “Cure Right”), and upon the receipt by the Borrower of cash (such amount of cash being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, provided that the Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent on or prior to the date such amounts are contributed to Borrower that such Net Proceeds constitute a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is used as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 6.12 is less than the full amount of such specified amount), the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenant with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) Notwithstanding anything to the contrary contained in Section 7.01, (A) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed not to have occurred for the purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 7.01 (or under any other Loan Document available during the continuance of any Default or Event of Default) on the basis of any actual or purported Event of Default until such failure is not cured pursuant to the Notice of Intent to Cure on or prior to the Cure Expiration Date.

(b) In each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Cure Right is made.

(c) All Cure Amounts shall be disregarded for purposes of determining any items in this Agreement (including basket sizes) dependent upon equity contributions or offerings.

(d) (d) The Cure Amount shall be no greater than the amount required to cause Borrower to be in compliance with the Financial Performance Covenant.

SECTION 7.03. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under Section 7.01(h), (i), (j) or (o) any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries or 5% of the total revenues of the Borrower and the Restricted Subsidiaries as of such date; provided that if it is necessary to exclude more than one Restricted Subsidiary from Section 7.01(h), (i), (j) or (o) pursuant to this Section 7.03 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Lenders hereby authorize the Administrative Agent to enter into any intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement or arrangement is binding upon the Lenders. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the

Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 7.01(a), 7.01(b), 7.01(h), 7.01(i) or 7.01(j) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.03 shall continue to inure to its benefit.

SECTION 8.10. Arrangers, Documentation Agent and Syndication Agent. Neither the Arrangers, the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in their respective capacities as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600-LB 28, Addison, Texas 75001, Attention: General Counsel (Telecopy No. (972) 767-0604) and Treasurer (Telecopy No. (972) 267-0084);

(ii) if to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, to:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Omar E. Jones

Telecopy: (713) 750-2938

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

Attention: Dawn Lee Lum

Telecopy: (212) 270-3279; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II or of a Default if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and provided that the Administrative Agent shall in any event also receive hard copies of the notices described in this proviso and, to the extent requested, any other documents delivered electronically under this Agreement. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of any required notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent (and, in the case of the Administrative Agent, by written notice to the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given as follows: notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier (with a send successful notice) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Collateral Agent, the Swingline Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Facility Amendment (or to give effect to any restatement of this Agreement, the substantive terms of which are otherwise permitted hereby), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (and, if party thereto, the Collateral Agent), in each case with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable),

(vi) release Holdings or any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as provided in Section 6.03 or in the Collateral Agreement) or limit its liability in respect of such Guarantee, without the written consent of each Lender,

(vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided in Section 6.03 or in the Collateral Agreement), without the written consent of each Lender,

(viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, or

(ix) modify the definition of “Interest Period” to allow periods of more than six months without regard to the agreement of all participating Lenders, without the written consent of each Lender.

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders), the Tranche B Lenders (but not the Revolving Lenders or the Delayed Draw Lenders), the Delayed Draw Lenders (but not the Revolving Lenders or the Tranche B Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class(es) of Lenders that would be required to consent thereto under this Section 9.02(b) if such Class(es) of Lenders were the only Class(es) of Lenders hereunder at the time and (C) that notwithstanding anything to the contrary any amendment, waiver or modification of Section 6.12 (or terms or definitions that as amended, waived or modified only affect Section 6.12) shall only require the consent of the Required Revolving Lenders and shall not require the consent of any other Person. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to Section 9.02(b)(viii), the consent of not less than a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any assignee that is acceptable to the Administrative Agent shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender, all the Commitments, Term Loans and Revolving Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans and Revolving Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Sections 2.15, 2.16 and 2.17) so long as such principal balance of all other Non-Consenting Lenders is similarly purchased, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

(c) Notwithstanding the provisions of Section 9.02(b), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. In addition, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans or Delayed Draw Term Loans (the “Refinanced Term Loans”) and, if applicable, related outstanding commitments, with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Refinanced Term Loans in effect immediately prior to such refinancing.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless, from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, the 2012 Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or emanating from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries or their respective properties or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or such litigation, claim, investigation or proceeding is brought by a third party or by the Borrower or its Affiliates, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally judicially determined by a non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, such Indemnitee. For the avoidance of doubt, this Section 9.03 shall not apply to Taxes, which shall be governed by Section 2.17.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, each Agent, the Issuing Bank or the Swingline Lender under Sections 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Agent, the Issuing Bank or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the 2012 Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable not later than three days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 6.03) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 9.04(b) (such an assignee, an “Eligible Assignee”) and in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 9.04(h), (ii) by way of participation in accordance with the provisions of Section 9.04(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(g) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) a natural Person or (ii) to Holdings, the Borrower or any of its respective Subsidiaries (except pursuant to Section 9.04(h)(y)) in accordance with this Section. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 9.04(b), participations in LC Exposure and in Swingline Loans)at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(a) or (b) or, solely with respect to the Borrower, Section 7.01(h), (i) or (j) has occurred and is continuing, any Assignee or an assignment of all or a portion of the Loans pursuant to Section 9.04(h), or Section 9.04(i); provided further that the Borrower shall be deemed to have consented to an assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(2) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or a portion of the Loans pursuant to Section 9.04(k) or Section 9.04(l) or (iii) from an Agent to its Affiliates; and

(3) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

Notwithstanding the foregoing or anything to the contrary set forth herein, (i) no Lender may assign or transfer by participation any of its rights or obligations hereunder to any Person that is a Defaulting Lender and (ii) to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any other party hereto so long as such Lender complies with the requirements of Section 9.04(b)(ii).

(ii) Assignments shall be subject to the following conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required (x) for an assignment by a Lender to an Approved Fund of a Lender or (y) if an Event of Default has occurred and is continuing, and that contemporaneous assignments to Approved Funds related to the same Lender shall be aggregated when calculating such minimum assignment amounts;

(2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(4) the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis among such Classes

For purposes of this Section 9.04(b):

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(c) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(i) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that requires the affirmative vote of such Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Subject to Section 9.04(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in Requirement of Law after the participant becomes a Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge, assignment or grant of a security interest, provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender; provided that:

(i) any Term Loans acquired by Holdings, the Borrower or any of its Subsidiaries shall be retired and cancelled promptly upon the acquisition thereof;

(ii) any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings or any of its Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Loans shall be retired and cancelled promptly upon such contribution);

(iii) unless otherwise agreed by the assigning Lender and such Affiliated Lender, as of the date of the effectiveness of such purchase, such Affiliated Lender shall provide a customary representation and warranty that there is no material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Lender prior to such date and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Affiliated Lender (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their respective securities);

(iv) each Affiliated Lender shall identify itself as such in the applicable Assignment and Assumption;

(v) after giving effect to such assignment and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 15% of the aggregate unpaid principal amount of the Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof);

(vi) (A) the Revolving Facility shall not be utilized to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment;

(vii) by its acquisition of Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote, except that such Affiliated Lender shall have the right to vote (and the loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all affected Lenders, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without consent of such Affiliated Lender;

(B) the Administrative Agent shall vote on behalf of such Affiliated Lender in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Borrower or any Restricted Subsidiary, or, alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, in each case except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a disproportionate adverse manner to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders;

(C) Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one (1) or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans and Commitments required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Agent hereunder with respect to any duties or obligations or alleged duties or obligations of such Agent under the Credit Documents (except with respect to rights expressly retained under this Section 9.04(i) which are not so waived; and

(D) it shall not have any right to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit H-2. Notwithstanding the foregoing, (x) no assignment to an Affiliate Lender shall be permitted so long as any Non-Extended Term Loans remain outstanding (y) Debt Fund Affiliates shall not account for more than 50% of the amounts included in determining whether the Required Lenders have consented to any amendment, modification or waiver pursuant to Section 9.02.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall have independent significance and be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower or any of their subsidiaries, provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12. For the purposes of this Section 9.12, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower, provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act. Each Lender, each Agent and the Issuing Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Person to identify the Borrower in accordance with the USA Patriot Act.

SECTION 9.15. Release of Collateral. Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of this Agreement, the Mortgage or other security interest in such Collateral shall be automatically released and the Collateral Agent is authorized to, and shall, take any action to effect the foregoing, including, without limitation, executing and delivering to the Borrower, in recordable form, discharges and releases of such Mortgage or other security interest.

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